Filed pursuant to Rule 424(b)(5)
Registration Number 333-235650

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 31, 2019)

Hess Midstream LP

7,500,000 Class A Shares Representing Limited Partner Interests

The selling shareholders identified in this prospectus supplement are selling an aggregate of 7,500,000 Class A shares (the “Class A Shares”) representing limited partner interests in Hess Midstream LP (the “Company,” “HESM,” “we,” “our” or “us”). We will not receive any proceeds from the sale of the Class A Shares in this offering.

Our Class A Shares are traded on the New York Stock Exchange (“NYSE”) under the symbol “HESM.” The last reported sales price of our Class A Shares on the NYSE on October 4, 2021 was $28.55 per share.

The selling shareholders have granted the underwriters the option to purchase up to an aggregate of 1,125,000 additional Class A Shares at the public offering price less underwriting discounts and commissions. See “Selling Shareholders” beginning on page S-9.

Investing in our securities involves risk. Limited partner interests are inherently different from capital stock of a corporation. See “Risk Factors” beginning on page S-7 of this prospectus supplement and on page 10 of the accompanying base prospectus and the other risk factors incorporated by reference into this prospectus supplement and the accompanying base prospectus.

The underwriters have agreed to purchase the Class A Shares from the selling shareholders at a price of $26.00 per share, which will result in approximately $188.37 million of net proceeds to the selling shareholders.

Delivery of the Class A Shares will be made on or about October 8, 2021 through the book-entry facilities of the Depository Trust Company.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Lead Bookrunners

J.P. Morgan	Citigroup
Goldman Sachs & Co. LLC	Morgan Stanley
MUFG	Wells Fargo Securities

Senior Co-Managers

BNP PARIBAS	DNB Markets	Mizuho Securities
Scotiabank	SMBC Nikko	TD Securities

Co-Managers

Barclays	BBVA	BTIG
Credit Agricole CIB		Loop Capital Markets

The date of this prospectus supplement is October 5, 2021

PROSPECTUS SUPPLEMENT

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying base prospectus, gives more general information, some of which may not apply to this offering. Generally, when we use the term “prospectus,” we are referring to both parts combined. You should read this entire prospectus supplement and the accompanying base prospectus, as well as the documents incorporated by reference herein and therein that are described under “Where You Can Find More Information” in this prospectus supplement and in the accompanying base prospectus. In the event that the information varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information contained in this prospectus supplement.

In making an investment decision, prospective investors must rely on their own examination of the Company and the terms of the offering, including the merits and risks involved. Prospective investors should not construe anything in this prospectus as legal, business or tax advice. Each prospective investor should consult its own advisors as needed to make its investment decision and to determine whether it is legally permitted to purchase the securities under applicable laws and regulations.

We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus supplement and the accompanying base prospectus, or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell the Class A Shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying base prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus supplement and the accompanying base prospectus by reference to our reports filed with the Securities and Exchange Commission (the “SEC”). Please read “Where You Can Find More Information” in this prospectus supplement and in the accompanying base prospectus. You are urged to read this prospectus supplement and the accompanying base prospectus carefully, including “Risk Factors,” and the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus in their entirety before investing in our Class A Shares.

Industry and Market Data

This prospectus supplement incorporates by reference, and the accompanying base prospectus or any applicable free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus supplement, the accompanying base prospectus or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus supplement, the accompanying base prospectus and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus supplement and the accompanying base prospectus. Accordingly, investors should not place undue reliance on this information.

Unless the context otherwise requires, the information in this prospectus supplement assumes that the underwriters will not exercise their option to purchase additional Class A Shares.

S-i

FORWARD-LOOKING STATEMENTS

This prospectus supplement, including information incorporated by reference herein, contains “forward-looking statements” within the meaning of U.S. federal securities laws. Words such as “anticipate,” “estimate,” “expect,” “forecast,” “guidance,” “could,” “may,” “should,” “would,” “believe,” “intend,” “project,” “plan,” “predict,” “will,” “target” and similar expressions identify forward-looking statements, which are not historical in nature. Our forward-looking statements may include, without limitation: our future financial and operational results; our business strategy; our industry; our expected revenues; our future profitability; our maintenance or expansion projects; our projected budget and capital expenditures and the impact of such expenditures on our performance; and future economic and market conditions in the oil and gas industry.

Forward-looking statements are based on our current understanding, assessments, estimates and projections of relevant factors and reasonable assumptions about the future. Forward-looking statements are subject to certain known and unknown risks and uncertainties that could cause actual results to differ materially from our historical experience and our current projections or expectations of future results expressed or implied by these forward-looking statements. The following important factors could cause actual results to differ materially from those in our forward-looking statements:

•

the direct and indirect effects of the coronavirus (“COVID-19”) global pandemic and other public health developments on our business and those of our business partners, suppliers and customers, including Hess Corporation (“Hess”);

•

the ability of Hess and other parties to satisfy their obligations to us, including Hess’ ability to meet its drilling and development plans on a timely basis or at all and the operation of joint ventures that we may not control;

•	our ability to generate sufficient cash flow to pay current and expected levels of distributions;

•	reductions in the volumes of crude oil, natural gas, natural gas liquids (“NGLs”) and produced water we gather, process, terminal or store;

•	fluctuations in the prices and demand for crude oil, natural gas and NGLs, including as a result of the COVID-19 global pandemic;

•	changes in global economic conditions and the effects of a global economic downturn on our business and the business of our suppliers, customers, business partners and lenders;

•

our ability to comply with government regulations or make capital expenditures required to maintain compliance, including our ability to obtain or maintain permits necessary for capital projects in a timely manner, if at all, or the revocation or modification of existing permits;

•	our ability to successfully identify, evaluate and timely execute our capital projects, investment opportunities and growth strategies, whether through organic growth or acquisitions;

•

costs or liabilities associated with federal, state and local laws, regulations and governmental actions applicable to our business, including legislation and regulatory initiatives relating to environmental protection and safety, such as spills, releases, pipeline integrity and measures to limit greenhouse gas emissions;

•	our ability to comply with the terms of our credit facility, indebtedness and other financing arrangements, which, if accelerated, we may not be able to repay;

•	reduced demand for our midstream services, including the impact of weather or the availability of the competing third-party midstream gathering, processing and transportation operations;

•

potential disruption or interruption of our business due to catastrophic events, such as accidents, severe weather events, labor disputes, information technology failures, constraints or disruptions and cyber-attacks;

S-ii

•

any limitations on our ability to access debt or capital markets on terms that we deem acceptable, including as a result of weakness in the oil and gas industry or negative outcomes within commodity and financial markets;

•	liability resulting from litigation; and

•	other factors described in the sections entitled “Risk Factors” included in this prospectus supplement and in our filings with the SEC, incorporated herein by reference.

As and when made, we believe that our forward-looking statements are reasonable. However, given these risks and uncertainties, caution should be taken not to place undue reliance on any such forward-looking statements since such statements speak only as of the date when made and there can be no assurance that such forward-looking statements will occur and actual results may differ materially from those contained in any forward-looking statement we make. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise.

S-iii

SUMMARY

This summary does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus supplement, the accompanying base prospectus, the documents incorporated by reference herein and therein and the other documents to which we refer for a more complete understanding of our business and this offering.

Unless the context otherwise requires, references in this section to the “Company,” “we,” “our,” “us” or like terms, refer to Hess Midstream LP and its consolidated subsidiaries. The “Partnership” refers to Hess Midstream Operations LP, a subsidiary of the Company. Our “general partner” refers to Hess Midstream GP LP. “Hess” refers collectively to Hess Corporation and its consolidated subsidiaries, other than us.

Hess Midstream LP

Overview

We are a fee-based, growth-oriented, limited partnership formed by Hess Infrastructure Partners GP LLC (“HIP GP LLC”) and our general partner in 2019 to own, operate, develop and acquire a diverse set of midstream assets and provide fee-based services to Hess and third-party customers. We are managed and controlled by Hess Midstream GP LLC, the general partner of our general partner that is owned 50/50 by Hess and GIP II Blue Holding, L.P.

Our assets are primarily located in the Bakken and Three Forks shale plays in the Williston Basin area of North Dakota, which we collectively refer to as the “Bakken” in this prospectus.

Our Operating Segments

We conduct our business through three operating segments: (1) gathering, (2) processing and storage and (3) terminaling and export.

Gathering

Our gathering segment includes the following assets:

•

Natural Gas Gathering and Compression. A natural gas gathering and compression system located primarily in McKenzie, Williams and Mountrail Counties, North Dakota connecting Hess and third-party owned or operated wells to the Tioga Gas Plant, Little Missouri 4 gas processing plant and third-party pipeline facilities. The system also includes the Hawkeye Gas Facility.

•

Crude Oil Gathering. A crude oil gathering system located primarily in McKenzie, Williams and Mountrail Counties, North Dakota, connecting Hess and third-party owned or operated wells to the Ramberg Terminal Facility, the Tioga Rail Terminal and the Johnson’s Corner Header System. The system also includes the Hawkeye Oil Facility.

•

Produced Water Gathering and Disposal. A produced water gathering system located primarily in Williams and Mountrail counties, North Dakota that transports produced water from the wellsite by pipeline gathering systems or by third-party trucking to water handling facilities for disposal.

Processing and Storage

Our processing and storage segment includes the following assets:

•	Tioga Gas Plant. A natural gas processing and fractionation plant located in Tioga, North Dakota.

•

Equity Investment in Little Missouri 4 Joint Venture. A 50% interest in the Little Missouri 4 joint venture with Targa Resources Corp., which owns a natural gas processing plant located in McKenzie County, North Dakota.

•	Mentor Storage Terminal. A propane storage cavern and rail and truck loading and unloading facility located in Mentor, Minnesota.

Terminaling and Export

Our terminaling and export segment includes the following assets:

•

Ramberg Terminal Facility. A crude oil pipeline and truck unloading terminal located in Williams County North Dakota that receives crude oil by pipeline and truck from Hess and third parties and exports crude oil by transporting it by pipeline to the Tioga Rail Terminal for loading it onto crude oil rail cars or by injecting it directly into third-party interstate pipeline systems.

•	Tioga Rail Terminal. A crude oil and NGL rail loading terminal in Tioga, North Dakota that is connected to the Tioga Gas Plant, the Ramberg Terminal Facility and our crude oil gathering system.

•

Crude Oil Rail Cars. A total of 550 crude oil rail cars constructed to the most recent DOT-117 safety standards, which we operate as unit trains consisting of approximately 100 to 110 crude oil rail cars.

•

Johnson’s Corner Header System. A crude oil pipeline header system located in McKenzie County, North Dakota that receives crude oil by pipeline from Hess and third parties and delivers crude oil to third-party interstate pipeline systems.

Commercial Agreements with Hess and Their Impact on Our Cash Flow Stability

We currently generate substantially all of our revenues under fee based commercial agreements with Hess (our “Commercial Agreements”), including third parties contracted with affiliates of Hess. We believe our Commercial Agreements provide us with stable and predictable cash flows and minimal direct exposure to commodity prices.

Our contract structure includes minimum volume commitments, inflation escalators and fee recalculation mechanisms, all of which are intended to provide us with cash flow stability and downside risk protection. Our minimum volume commitments, which apply on a three-year rolling basis and are currently fixed through 2023, provide minimum levels of cash flows, and the fee recalculation mechanism, which allows fees to be adjusted annually to target a return on capital deployed, supports cash flow stability.

Organizational Structure

The following chart summarizes our corporate structure immediately following this offering (assuming that the underwriters’ option to purchase additional Class A Shares is not exercised).

Hess Corporation and Affiliates (NYSE: HES)
Global Infrastructure Partners and Affiliates
50% ownership interest
50% ownership interest
Hess Infrastructure Partners GP LLC
100% ownership interest
Hess Midstream GP LLC
0% general partner interest
Hess Midstream GP LP (our general partner)
Public
0% general partner interest
898,000 Class A Shares
220,766,928 Class B Shares
31,640,417 Class A Shares
Hess Midstream LP (NYSE: HESM) (the Company)
110,383,464 Class B Units
110,383,464 Class B Units
32,538,417 Class A Units
Hess Midstream Operations LP (the Partnership)
GP Interest
IDRs
Hess Infrastructure Partners Holdings LLC
0.1% interest
Hess Infrastructure Partners LP
Hess Mentor Storage Holdings LLC
100% interest
Hess Mentor Storage LLC
20% economic interest
100% interest
100% interest
100% interest
80% controlling interest
Hess Midstream Partners GP LLC
Hess Water Services Holdings LLC
Operating Companies(1)
0% GP Interest
Hess Midstream Partners GP LP(2)

(1) Includes Hess North Dakota Pipeline Operations LP, Hess TGP Operations LP and Hess North Dakota Export Logistics Operations LP, which own the Joint Interest Assets

(2) Hess Midstream Partners GP LP owns the noneconomic GP Interest and the IDRs

Our Executive Offices and Internet Address

Our executive offices are located at 1501 McKinney Street, Houston, Texas 77010, and our telephone number at that address is (713) 496-4200. Our website address is www.hessmidstream.com. The information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC that are expressly incorporated by reference into this prospectus. See “Where You Can Find More Information” beginning on page S-19 of this prospectus supplement and on page 3 of the accompanying base prospectus.

THE OFFERING

Issuer	Hess Midstream LP

Class A Shares offered by the selling shareholders	7,500,000 shares (or 8,625,000 shares if the underwriters’ option to purchase additional Class A Shares is exercised in full).

Option to purchase additional Class A Shares	The selling shareholders have granted the underwriters a 30-day option to purchase up to an aggregate of 1,125,000 additional Class A Shares.

Class A Shares outstanding after this offering	32,538,417 shares (or 33,663,417 shares if the underwriters’ option to purchase additional Class A Shares is exercised in full).

Use of proceeds	We will not receive any proceeds from the sale of Class A Shares by the selling shareholders in this offering. See “Use of Proceeds.”

Cash distributions	Our partnership agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash to shareholders of record on the applicable record date. Except for splits and combinations as contemplated by our partnership agreement, no distribution shall be made under any circumstances in respect of any of our Class B shares representing limited partner interests in us (“Class B Shares”) or our general partner interest. Our Board of Directors declared a cash distribution of $0.5042 per Class A share for the second quarter of 2021. The distribution represented an approximate 11% increase compared to the distribution for the first quarter of 2021, consisting of a 10% announced increase in addition to a quarterly increase consistent with our targeted 5% growth in annual distributions per Class A share. The distribution was paid on August 13, 2021 to Class A shareholders of record as of the close of business on August 9, 2021.

Under our current cash distribution policy, we intend to make a minimum quarterly distribution to the holders of our Class A Shares of at least $0.30 per share, or $1.20 per share on an annualized basis, to the extent we have sufficient available cash after the establishment of cash reserves and the payment of costs and expenses, including reimbursements of expenses to our general partner. However, there is no guarantee that we will pay the minimum quarterly distribution on our Class A Shares in any quarter. The amount of distributions paid under our cash distribution policy and the decision to make any distribution will be determined by the general partner of our general partner, taking into consideration the terms of our partnership agreement.

For more information about our cash distributions, see “Provisions of Our Partnership Agreement Relating to Cash Distributions” beginning on page 21 of the accompanying base prospectus.

Material U.S. federal income tax consequences to non-U.S. holders	For a discussion of certain material U.S. federal income tax consequences that may be relevant to prospective Class A shareholders who are not individual citizens or residents of the United States, please read “Material U.S. Federal Income Tax Consequences to Non-U.S. Holders” in the accompanying base prospectus.

Agreement to be bound by our partnership agreement	By purchasing a Class A Share, you will be admitted as a Class A shareholder of the Company and will be deemed to have agreed to be bound by all of the terms of our partnership agreement.

Listing and trading symbol	Our Class A Shares are traded on the NYSE under the symbol “HESM.”

Risk Factors	You should carefully read and consider the information set forth under the heading “Risk Factors” beginning on page S-7 of this prospectus supplement and on page 10 of the accompanying base prospectus and other risk factors incorporated by reference into this prospectus supplement and the accompanying base prospectus from the filings we make with the SEC, as well as all other information included or incorporated by reference in this prospectus supplement and the accompanying base prospectus, before deciding to invest in our Class A Shares.

RISK FACTORS

An investment in our Class A Shares involves risks. Limited partner interests are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in similar businesses. We urge you to carefully consider the information included under “Risk Factors” beginning on page 10 of the accompanying base prospectus and in our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are incorporated by reference into this prospectus supplement and the accompanying base prospectus, together with all of the other information included in this prospectus supplement and the accompanying base prospectus and the documents we incorporate by reference, in evaluating an investment in our Class A Shares.

If any of these risks were to materialize, our business, financial condition, results of operations and cash flows could be materially adversely affected and you could lose all or part of your investment. Please also read “Forward-Looking Statements.” The risks described below and those incorporated by reference into this prospectus supplement and the accompanying base prospectus are not the only ones facing us. Additional risks not presently known to us or which we currently consider immaterial also may adversely affect us.

USE OF PROCEEDS

The selling shareholders identified in this prospectus supplement are selling all of the Class A Shares being sold in this offering, including any Class A Shares that may be sold in connection with the underwriters’ option to purchase additional shares. Accordingly, we will not receive any proceeds from the sale of our Class A Shares in this offering. We will bear all costs, fees and expenses in connection with this offering, except that the selling shareholders will pay all of their respective underwriting discounts and commissions. See “Selling Shareholders” and “Underwriting.”

SELLING SHAREHOLDERS

The following table presents information regarding the selling shareholders in this offering, the Class A Shares that the underwriters have agreed to purchase from the selling shareholders and the Class A Shares subject to the underwriters’ option to purchase additional shares from the selling shareholders. We have paid all expenses relating to the registration of the shares by the selling shareholders under the Securities Act of 1933, as amended, and will pay other offering expenses, except that the selling shareholders will pay all underwriting discounts and commissions. We will not receive any proceeds from the sale of our Class A Shares by the selling shareholders.

We prepared the table based on information provided to us by the selling shareholders. We have not sought to verify such information.

Except as otherwise indicated, we believe that the selling shareholders have sole voting and dispositive power with respect to the shares indicated as beneficially owned.

Name of Selling Shareholder	Shares Beneficially Owned Prior to Offering (1)		Shares Offered	Shares Beneficially Owned After Offering (2)		Additional Shares Offered if Option to Purchase Additional Shares is Exercised in Full	Shares Beneficially Owned After Offering if Option to Purchase Additional Shares is Exercised in Full
	Number	Percentage (3)		Number	Percentage (3)		Number	Percentage (3)
Hess Investments North Dakota LLC (4)	114,582,464	45.23%	3,750,000	110,832,464	43.75%	562,500	110,269,964	43.53%
GIP II Blue Holding, L.P. (5)	114,582,464	45.23%	3,750,000	110,832,464	43.75%	562,500	110,269,964	43.53%

(1)

Represents the total number of Class A Shares beneficially owned by the selling shareholders, including Class A shares held by our general partner and Class A Shares that would be issued to the selling shareholders upon the exchange of Class B units representing limited partner interests in the Partnership (the “Class B Opco Units”) and Class B Shares. Each of the selling shareholders is a limited partner of the Partnership and owns Class B Opco Units and a 50% ownership interest in HIP GP LLC, which owns, directly and indirectly, all of the ownership interests in our general partner. As of October 4, 2021, our general partner owns 898,000 Class A Shares and 228,266,928 Class B Shares. Class B Opco Units and Class B Shares together are exchangeable for Class A Shares on a one-to-one basis pursuant to the terms of our partnership agreement and the partnership agreement of the Partnership.

(2)

Assumes that the selling shareholders dispose of all the Class A Shares covered by this prospectus and do not acquire beneficial ownership of any additional Class A Shares. The registration of these Class A Shares does not necessarily mean that the selling shareholders will sell all or any portion of the Class A Shares covered by this prospectus.

(3)

Based on 25,038,417 Class A Shares issued and outstanding and 228,266,928 Class A Shares that would be issuable upon redemption of 228,266,928 Class B Opco Units and 228,266,928 Class B Shares as of October 4, 2021.

(4)

Hess is the indirect parent company of Hess Investments North Dakota LLC (“HINDL”). HINDL is the record holder of 114,133,464 Class B Opco Units and, as a result of its 50% indirect ownership interest in our general partner, beneficially owns 449,000 Class A Shares and 114,133,464 Class B Shares. Hess may, therefore, be deemed to beneficially own the Class B Opco Units and Class A Shares beneficially owned by HINDL.

(5)

GIP II Blue Holding, L.P. (“Blue Holding”) is the record holder of 114,133,464 Class B Opco Units and, as a result of its 50% indirect ownership interest in our general partner, beneficially owns 449,000 Class A Shares and 114,133,464 Class B Shares. The general partner of Blue Holding is GIP Blue Holding GP, LLC, a Delaware limited liability company (“Blue Holding GP”). Global Infrastructure GP II, L.P., a Guernsey limited partnership (“Global GP”), is the sole member of Blue Holding GP. Global Infrastructure Investors II, LLC, a Delaware limited liability company, is the sole general partner of Global GP.

MATERIAL U.S. FEDERAL INCOME TAX

CONSEQUENCES TO NON-U.S. HOLDERS

The tax consequences to you of an investment in our Class A Shares will depend in part on your own tax circumstances. Please read the risk factors included under the caption “Risk Factors” in our most recent Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus supplement and the accompanying base prospectus, as well as the discussion of the principal U.S. federal income tax considerations associated with our operations and the purchase, ownership and disposition of our Class A Shares under the caption “Material U.S. Federal Income Tax Consequences to Non-U.S. Holders” in the accompanying base prospectus. You are urged to consult with your own tax advisor about the federal, state, local and foreign tax consequences particular to your circumstances.

UNDERWRITING

The Company, the selling shareholders and the underwriters named below have entered into an underwriting agreement with respect to the Class A Shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of Class A Shares indicated in the following table. J.P. Morgan Securities LLC and Citigroup Global Markets Inc. are the representatives of the underwriters.

Underwriters	Number of Class A Shares
J.P. Morgan Securities LLC	1,875,000
Citigroup Global Markets Inc.	1,500,000
Goldman Sachs & Co. LLC	525,000
Morgan Stanley & Co. LLC	525,000
MUFG Securities Americas Inc.	525,000
Wells Fargo Securities, LLC	525,000
BNP Paribas Securities Corp.	243,750
DNB Markets, Inc.	243,750
Mizuho Securities USA LLC	243,750
Scotia Capital (USA) Inc.	243,750
SMBC Nikko Securities America, Inc.	243,750
TD Securities (USA) LLC	243,750
Barclays Capital Inc.	112,500
BBVA Securities Inc.	112,500
BTIG, LLC	112,500
Credit Agricole Securities (USA) Inc.	112,500
Loop Capital Markets LLC	112,500

Total	7,500,000

The underwriters are committed to take and pay for all of the Class A Shares being offered, if any are taken, other than the Class A Shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional 1,125,000 Class A Shares from the selling shareholders. They may exercise that option for 30 days. If any Class A Shares are purchased pursuant to this option, the underwriters will severally purchase Class A Shares in approximately the same proportion as set forth in the table above.

The following table shows the per Class A Share and total underwriting discounts and commissions to be paid to the underwriters by the selling shareholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 1,125,000 additional Class A Shares.

	Paid by the Selling Shareholders
	No Exercise	Full Exercise
Per Class A Share	$25.116	$25.116
Total	$188,370,000	$216,625,500

Class A Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any Class A Shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.5304 per Class A Share from the initial public offering price. After the initial offering of the Class A Shares, the representatives may change the offering price and the other selling terms. The offering of the Class A Shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Sales of any Class A Shares made outside of the U.S. may be made by affiliates of the underwriters.

The Company and the selling shareholders estimate that their share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $400,000.00.

The Company and the selling shareholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

No Sales of Similar Securities

The Company, our general partner, the general partner of our general partner, the selling shareholders and certain of our directors and officers have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their Class A Shares or securities convertible into or exchangeable for Class A Shares during the period from the date of this prospectus continuing through the date 60 days after the date of this prospectus (the “Lock-up Period”), except with the prior written consent of the representatives.

Notwithstanding the foregoing, and subject to the following conditions and the terms and conditions set forth in a “lock-up” agreement with the underwriters (the “Lock-Up Agreement”), the selling shareholders and our directors and officers may: (i) transfer their Class A Shares as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth in the Lock-Up Agreement; (ii) transfer their Class A Shares to any trust for the direct or indirect benefit of the transferor or the immediate family of the transferor; provided that (a) the trustee of the trust agrees to be bound in writing by the restrictions set forth in the Lock-Up Agreement and (b) any such transfer shall not involve a disposition for value; (iii) transfer and surrender (a) Class B Opco Units to the Partnership or the Company and (b) Class B Shares to the Company, in each case pursuant to the partnership agreement of the Partnership, in exchange for Class A Shares; provided that, for the avoidance of doubt, any Class A Shares received in such transfers shall be subject to the restrictions set forth in the Lock-Up Agreement; (iv) exercise or vest options or any other equity-based award, in each case under the Company’s equity incentive plan or any other plan or agreement described in this prospectus or the filings incorporated herein by reference, including any dispositions in connection with the “cashless” exercise of stock options and any open market transactions in connection with the payment of taxes due upon such exercise or vesting, provided that any such Class A Shares received upon such exercise or vesting will also be subject to the restrictions set forth in the Lock-Up Agreement; (v) transfer their Class A Shares by testate or intestate succession; provided that the transferee agrees in writing to be bound by the restrictions set forth in the Lock-Up Agreement; (vi) transfer their Class A Shares, Class B Opco Units or Class B Shares as a distribution to their respective limited partners, members, stockholders or other similar equityholders, provided that (a) any such transfer shall not involve a disposition for value, (b) no filing under Section 16(a) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) or other public disclosure reporting a reduction in beneficial ownership of securities of the Company shall be required or shall be voluntarily made during the Lock-Up Period and (c) the transferee agrees in writing to be bound by the restrictions set forth in the Lock-Up Agreement; (vii) transfer their Class A Shares, Class B Opco Units or Class B Shares to their respective affiliates or to any investment fund or other entity they control or manage; provided that (a) any such transfer shall not involve a disposition for value, (b) no filing under Section 16(a) of the Exchange Act or other public disclosure reporting a reduction in beneficial ownership of securities of the Company shall be required or shall be voluntarily made during the Lock-Up Period and (c) the transferee agrees in writing to be bound by the restrictions set forth in the Lock-Up Agreement; (viii) transfer their Class B Opco Units or Class B Shares to third parties; provided that (a) the transferee agrees in writing to be bound by the restrictions set forth in the Lock-Up Agreement and the transferee shall not redeem or exchange such Class B Opco Units or Class B Shares for Class A Shares during the Lock-Up Period and (b) any filing under Section 16(a) of the Exchange Act by the transferor resulting from such transfer will note that the transferee is subject to the restrictions set forth in the Lock-Up Agreement; and (ix) transfer their Class A Shares with the prior written consent of the representatives on behalf of the underwriters.

Notwithstanding the foregoing, and subject to the following conditions and the terms and conditions set forth in the underwriting agreement, we may: (i) issue Class A Shares (which, for the avoidance of doubt, shall be subject to the transfer restrictions set forth in the underwriting agreement) upon the exchange or redemption of Class B Opco Units and Class B Shares; (ii) issue equity-based awards under our equity incentive plan or any other plan or agreement described in this prospectus or the filings incorporated herein by reference; provided that any such Class A Shares issued in connection with this clause (ii) shall be subject to the transfer restrictions set forth in the underwriting agreement; (iii) issue and sell Class A Shares or securities convertible into or exchangeable or redeemable for Class A Shares as payment for any part of the purchase price for businesses that are acquired by us or our affiliates or any third parties in one transaction or a series of related transactions, or the filing or confidential submission of a registration statement relating to such securities; provided that (a) no greater than 5% of the outstanding number of Class A Shares (or securities convertible into or exchangeable or redeemable for the same) are issued and sold in accordance with this clause (iii), (b) such 5% limit shall not apply to issuances and sales of Class B Opco Units and Class B Shares to Hess or its affiliates (as defined in Rule 405 under the Securities Act of 1933) and (c) any recipient of such Class A Shares or securities convertible into or exchangeable or redeemable for Class A Shares, including Class B Opco Units and Class B Shares, must agree in writing to be bound by the transfer restrictions set forth in the underwriting agreement for the remaining term of the Lock-Up Period; and (iv) publicly disclose any transaction that involves any of the actions permitted in this paragraph.

Stabilization

In connection with the offering, the underwriters may purchase and sell shares of Class A Shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Class A Shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional Class A Shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional Class A Shares or purchasing Class A Shares in the open market. In determining the source of Class A Shares to cover the covered short position, the underwriters will consider, among other things, the price of Class A Shares available for purchase in the open market as compared to the price at which they may purchase additional Class A Shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional Class A Shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing Class A Shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A Shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Class A Shares made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Class A Shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Company’s Class A Shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Class A Shares. As a result, the price of the Class A Shares may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on NYSE, in the over-the-counter market or otherwise.

Certain Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the Company and to persons and entities with relationships with the Company, for which they received or will receive customary fees and expenses. For example, certain of the underwriters or their affiliates are lenders under our credit facility.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the Company (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the Company. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area (each a “Member State”), no Class A Shares have been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to the Class A Shares which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation), except that offers of Class A Shares may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of Class A Shares shall require the Company or any representative to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any Class A Shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Class A Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Class A Shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Prohibition of Sales to EEA Retail Investors

The Class A Shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive 2016/97/EU (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation 2017/1129/EU (as amended or superseded, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Class A Shares or otherwise making them available to retail investors in the European Economic Area has been prepared and therefore offering or selling the Class A Shares or otherwise making them available to any retail investor in the European Economic Area may be unlawful under the PRIIPs Regulation.

This prospectus supplement has been prepared on the basis that any offer of the Class A Shares in any Member State of the European Economic Area will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the Class A Shares. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

United Kingdom

No Class A Shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the Class A Shares which has been approved by the Financial Conduct Authority, except that the Class A Shares may be offered to the public in the United Kingdom at any time

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of underwriters for any such offer; or

(c)	in any other circumstances falling within Section 86 of the FSMA provided that no such offer of the Class A Shares shall require the Company or any representative to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the Class A Shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any Class A Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Class A Shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the Class A Shares in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Hong Kong

The Class A Shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the Class A Shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Class A Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Class A Shares may not be circulated or distributed, nor may the Class A Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the Class A Shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the Class A Shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”)

Where the Class A Shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the Class A Shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan

The Class A Shares have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The Class A Shares may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Canada

The Class A Shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45 106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31 103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33 105 Underwriting Conflicts (NI 33 105), the underwriters are not required to comply with the disclosure requirements of NI 33 105 regarding underwriter conflicts of interest in connection with this offering.

VALIDITY OF THE CLASS A SHARES

The validity of the Class A Shares that are offered hereby by the selling shareholders and certain other legal matters will be passed upon for us by Latham & Watkins LLP, Houston, Texas. The underwriters have been represented by Cravath, Swaine & Moore LLP.

EXPERTS

The consolidated financial statements of Hess Midstream LP appearing in Hess Midstream LP’s Annual Report (Form 10-K) for the year ended December 31, 2020, and the effectiveness of Hess Midstream LP’s internal control over financial reporting as of December 31, 2020, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, current and other reports with the SEC under the Exchange Act (File No. 001-39163). Our SEC filings are available to the public through the SEC’s website at www.sec.gov.

Our internet address is www.hessmidstream.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC are available, free of charge, through our website, as soon as reasonably practicable after those reports or filings are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and you should not consider information contained on our website as part of this prospectus.

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference in this prospectus the documents listed below and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the SEC) until all offerings under the registration statement of which this prospectus forms a part are completed or terminated:

•	our Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC on February 23, 2021;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021, as filed with the SEC on May 6, 2021 and August 2, 2021, respectively;

•	our Current Reports on Form 8-K, as filed with the SEC on January 6, 2021, March 15, 2021, July 30, 2021 and August 10, 2021; and

•	the description of our Class A Shares included as Exhibit 99.1 to our Current Report on Form 8-K12B, filed on December 17, 2019.

You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

Investor Relations

1185 Avenue of the Americas

New York, NY 10036

Attention: Jennifer Gordon

Phone: (212) 536-8244

PROSPECTUS

Hess Midstream LP

(a Delaware limited partnership)

Class A Shares Representing Limited Partner Interests

Preferred Shares Representing Limited Partner Interests

Hess Midstream LP (the “Company,” “HESM,” “we,” “our” or “us”) may from time to time, in one or more offerings, offer and sell Class A shares representing limited partner interests in the Company (the “Class A Shares”), and preferred shares representing limited partner interests in the Company (the “Preferred Shares”) described in this prospectus. We refer to the Class A Shares and the Preferred Shares collectively as the “securities.” This prospectus may also be used by selling shareholders that will be identified in an applicable prospectus supplement in connection with resales, from time to time in one or more offerings, of our Class A Shares held by such selling shareholders as described in the applicable prospectus supplement. See “Plan of Distribution—Sales by Selling Shareholders.” The aggregate initial offering price of all securities sold by us under this prospectus will not exceed $2,000,000,000.

We or the selling shareholders may offer and sell these securities in amounts, at prices and on terms to be determined by market conditions and other factors at the time of the offerings. We or the selling shareholders may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis. This prospectus describes only the general terms of the securities and the general manner in which we or the selling shareholders will offer the securities. The specific terms of any securities we or the selling shareholders offer will be included in a supplement to this prospectus. The prospectus supplement will describe the specific manner in which we or the selling shareholders will offer the securities and also may add, update or change information contained in this prospectus. The names of any underwriters and the specific terms of a plan of distribution will be stated in the prospectus supplement. In making offers and sales pursuant to this prospectus, the selling shareholders may be deemed to be acting as an underwriter, and their offers and sales are deemed to be made indirectly on our behalf. For a more detailed discussion of the selling shareholders, please read “Selling Shareholders.”

Our Class A Shares are traded on the New York Stock Exchange (“NYSE”) under the symbol “HESM.”

Investing in our securities involves a high degree of risk. Limited partnerships are inherently different from corporations. You should review carefully the risk factors identified in the documents incorporated by reference herein for a discussion of important risks you should consider before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 31, 2019.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We and the selling shareholders have not authorized any other person to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it.

You should not assume that the information contained in this prospectus or in any prospectus supplement is accurate as of any date other than the date on the front cover of those documents. You should not assume that the information contained in the documents incorporated by reference in this prospectus or in any prospectus supplement is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the Securities and Exchange Commission (the “SEC”) incorporated by reference in this prospectus.

ABOUT THIS PROSPECTUS

This prospectus supplement is part of a registration statement that we have filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may over time, in one or more offerings, offer and sell any combination of the securities described in this prospectus, and the selling shareholders may over time, in one or more offerings, sell Class A Shares.

This prospectus provides you with a general description of Hess Midstream LP and the securities that are registered hereunder. Each time we sell any securities offered by this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered. Because the selling shareholders are deemed to be “underwriters” under the Securities Act of 1933, as amended (the “Securities Act”), each time the selling shareholders sell any Class A Shares offered by this prospectus, the applicable selling shareholder is required to provide you with this prospectus and any related prospectus supplement containing specific information about such selling shareholder and the terms of the Class A Shares, to the extent not described in this prospectus, being offered in the manner required by the Securities Act. Any prospectus supplement may also add to, update or change information contained in this prospectus. To the extent information in this prospectus is inconsistent with the information contained in a prospectus supplement, you should rely on the information in the prospectus supplement.

Additional information, including our financial statements and those of Hess Midstream Operations LP (formerly known as Hess Midstream Partners LP and referred to in this prospectus as the “Partnership”) and Hess Infrastructure Partners LP, and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. Before you invest in our securities, you should carefully read this prospectus, including the information provided under the heading “Risk Factors,” any prospectus supplement, the information incorporated by reference in this prospectus and any prospectus supplement (including the documents described under the heading “Where You Can Find More Information” in both this prospectus and any prospectus supplement), and any additional information you may need to make your investment decision.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, current and other reports with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File No. 001-39163). Our SEC filings are available to the public through the SEC’s website at www.sec.gov.

Our internet address is www.hessmidstream.com. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC are available, free of charge, through our website, as soon as reasonably practicable after those reports or filings are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and you should not consider information contained on our website as part of this prospectus.

We “incorporate by reference” information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus. You should not assume that the information in this prospectus is current as of the date other than the date on the cover page of this prospectus.

We incorporate by reference in this prospectus the documents listed below and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the SEC) until all offerings under the registration statement of which this prospectus forms a part are completed or terminated:

•	the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC on March 11, 2019;

•	the Partnership’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, as filed with the SEC on May 6, 2019;

•	the Partnership’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, as filed with the SEC on August 7, 2019;

•	the Partnership’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, as filed with the SEC on November 7, 2019;

•	the Partnership’s Current Reports on Form 8-K, as filed with the SEC on October 4, 2019, October 21, 2019, November 1, 2019, November 27, 2019, December 10, 2019, and December 17, 2019;

•	our Current Report on Form 8-K12B, as filed with the SEC on December 17, 2019;

•	our Current Report on Form 8-K, as filed with the SEC on December 17, 2019; and

•	the description of our Class A Shares contained in our Form 8-K12B, as filed with the SEC on December 17, 2019.

We are also incorporating by reference all additional documents we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the effectiveness of the registration statement of which this prospectus forms a part, except to the extent that information is deemed furnished and not filed with the SEC pursuant to securities laws and regulations.

You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

Investor Relations

1185 Avenue of the Americas

New York, NY 10036

Attention: Jennifer Gordon

Phone: (212) 536-8244

FORWARD-LOOKING STATEMENTS

Except for historical information, this prospectus contains various forward-looking statements which represent our expectations or beliefs concerning future events, including, without limitation, our future operating and financial performance, our ability to comply with the covenants in the agreements governing our indebtedness and the availability of capital. Statements expressing expectations and projections with respect to future matters are forward-looking statements within the meaning of federal securities laws. We caution that these forward-looking statements involve a number of risks and uncertainties and are subject to many variables that could impact our future performance. These statements are made on the basis of management’s views and assumptions, as of the time the statements are made, regarding future events and performance. There can be no assurance, however, that management’s expectations will necessarily come to pass. Actual future events and performance may differ materially from the expectations reflected in our forward-looking statements. We do not intend, nor do we undertake any duty, to update any forward-looking statements.

HESS MIDSTREAM LP

Unless the context otherwise requires, references in this section to the “Company,” “we,” “our,” “us” or like terms, refer to Hess Midstream LP and its subsidiaries. The “Partnership” refers to Hess Midstream Operations LP, a subsidiary of the Company. Our “general partner” refers to Hess Midstream GP LP. “Hess” refers collectively to Hess Corporation and its subsidiaries, other than us.

Overview

We are a fee-based, growth-oriented, limited partnership formed by Hess Infrastructure Partners GP LLC (“HIP GP LLC”) and our general partner in 2019 to own, operate, develop and acquire a diverse set of midstream assets and provide fee-based services to Hess and third-party customers. We are managed and controlled by Hess Midstream GP LLC (“GP LLC”), the general partner of our general partner. Our assets are primarily located in the Bakken and Three Forks shale plays in the Williston Basin area of North Dakota, which are collectively referred to as the Bakken in this prospectus. Our executive offices are located at 1501 McKinney Street, Houston, Texas 77010, and our telephone number at that address is (713) 496-4200.

The 2019 Restructuring

On December 16, 2019 (the “Closing Date”), the Company and the Partnership completed the transactions (the “Restructuring”) contemplated by the Partnership Restructuring Agreement, dated October 3, 2019 (the “Restructuring Agreement”), by and among the Company, the Partnership and the other parties thereto. As a result of the Restructuring, the Company was delegated control of the Partnership and replaced the Partnership as its publicly traded successor. Prior to the Restructuring, the Company and the Partnership were indirectly controlled by HIP GP LLC, the general partner of Hess Infrastructure Partners LP (“HIP”). HIP was formed as a joint venture between Hess Investments North Dakota LLC (“HINDL”) and GIP II Blue Holding Partnership, L.P. (“GIP” and together with HINDL, the “Existing Sponsors”) and owned an 80% economic interest in certain of the Partnership’s existing assets (the “Joint Interest Assets”), a 100% interest in certain other businesses, including a produced water gathering and disposal business owned by Hess Water Services Holdings LLC (“Hess Water Services”) and a 100% interest in Hess Midstream Partners GP LP (“MLP GP LP”), which held all of the Partnership’s outstanding incentive distribution rights (the “IDRs”) and the general partner interest in the Partnership (the “GP Interest”), and controlled the Partnership.

Prior to the Restructuring:

•	HIP owned 80% of the Joint Interest Assets, 100% of Hess Water Services and 100% of MLP GP LP, which held all of the Partnership’s outstanding IDRs and the GP Interest and controlled the Partnership;

•	the Partnership owned 20% of the Joint Interest Assets and 100% of Hess Mentor Storage Holdings LLC (“Mentor Holdings”); and

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the Existing Sponsors directly owned HIP and an aggregate of 10,282,654 common units representing limited partner interests in the Partnership (“HESM Common Units”) and 27,279,654 subordinated units representing limited partner interests in the Partnership (“HESM Subordinated Units”).

As a result of the Restructuring, which was consummated on December 16, 2019:

•	the Partnership owns 100% of the Joint Interest Assets, Hess Water Services and MLP GP LP, which continues to hold all of the IDRs and the GP Interest;

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the Existing Sponsors (i) directly hold 266,416,928 Class B units representing limited partner interests in the Partnership (“Class B Opco Units”), and (ii) indirectly own 100% of the ownership interests in our general partner, which holds 898,000 Class A Shares and 266,416,928 Class B Shares representing limited partner interests in the Company (“Class B Shares” and, together with the Class A Shares, the “Shares”);

•	the Class A Shares commenced trading on the New York Stock Exchange (“NYSE”) under the symbol “HESM” on December 17, 2019;

•	the Partnership is the operating company of the Company;

•	the Company holds a 6.32% controlling interest in the Partnership and the Existing Sponsors hold a 93.68% economic interest in the Partnership;

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the limited partners of the Partnership prior to the Restructuring, other than the Existing Sponsors and their respective affiliates (such holders, the “Public Limited Partners”), held as of the closing of the Restructuring, a 6.0% voting interest and a 95.0% economic interest in the Company (which represented an indirect 6.0% economic interest in the Partnership); and

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the Existing Sponsors and their respective affiliates held a 94.0% voting interest and a 5.0% economic interest in the Company and received a one-time aggregate cash distribution of approximately $601.8 million (the “Sponsor Distribution”).

Upon consummation of the Restructuring, the Partnership became the operating company of the Company, and the Company’s only cash-generating asset consists of Class A units representing limited partner interests in the Partnership (“Class A Opco Units”). Therefore, our cash flow and resulting ability to make distributions will be completely dependent on the ability of the Partnership to make distributions. Subject to applicable law and any contractual restrictions to which the Partnership may be subject, we will control whether and when the Partnership makes any distributions. Following the Restructuring, all distributions paid by the Partnership will be made pro rata in respect of all the Partnership units outstanding at the time of distribution. The actual amount of cash that the Partnership will have available for distribution will primarily depend on the amount of cash generated by the Partnership.

Organizational Structure

The following chart summarizes our corporate structure as of December 16, 2019 following the consummation of the Restructuring.

Hess Investments North Dakota LLC
GIP II Blue Holding Partnership, L.P.
50% ownership interest
50% ownership interest
Hess Infrastructure Partners GP LLC
100% ownership interest
Hess Midstream GP LLP
0% general partner interest
Hess Midstream GP LP (our general partner)
Public
0% general partner interest
898,000 Class A Shares
266,416,928 Class B Shares
17,062,655 Class A Shares
Hess Midstream LP (NYSE: HESM) (the Company)
133,208,464 Class B Units
133,208,464 Class B Units
17,960,655 Class A Units
Hess Midstream Operations LP (the Partnership)
GP Interest
IDRs
Hess Infrastructure Partners Holdings LLC
0.1% interest
Hess Mentor Storage Holdings LLC
100% interest
Hess Mentor Storage LLC
Hess Infrastructure Partners LP
100% interest
20% economic interest
100% interest
100% interest
80% controlling interest
Hess Midstream Partners GP LLC
Hess Water Services Holdings LLC
Operating Companies(1)
0% GP Interest
Hess Midstream Partners GP LP(2)

(1) Includes Hess North Dakota Pipeline Operations LP, Hess TGP Operations LP and Hess North Dakota Export Logistics Operations LP, which own the Joint Interest Assets

(2) Hess Midstream Partners GP LP owns the noneconomic GP Interest and the IDRs

Operating Segments

The Company conducts its business through three operating segments: (1) gathering, (2) processing and storage, and (3) terminaling and export.

Gathering

Our gathering segment includes the following assets:

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Natural Gas Gathering and Compression. A natural gas gathering and compression system located primarily in McKenzie, Williams and Mountrail Counties, North Dakota connecting Hess and third-party owned or operated wells to the Tioga Gas Plant, Little Missouri 4 gas processing plant, and third-party pipeline facilities. The system also includes the Hawkeye Gas Facility.

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Crude Oil Gathering. A crude oil gathering system located primarily in McKenzie, Williams and Mountrail Counties, North Dakota, connecting Hess and third-party owned or operated wells to the Ramberg Terminal Facility, the Tioga Rail Terminal and the Johnson’s Corner Header System. The system also includes the Hawkeye Oil Facility.

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Produced Water Gathering and Disposal. A produced water gathering system located primarily in Williams and Mountrail counties, North Dakota that transports produced water from the wellsite by pipeline gathering systems or by third-party trucking to water handling facilities for disposal. Just over 500,000 net acres are currently dedicated to our water gathering system under long-term, fee-based agreements with Hess. We also transport produced water to 12 water handling and disposal facilities operated by third parties that have a combined permitted disposal capacity of 167.5 thousand barrels per day.

Processing and Storage

Our processing and storage segment includes the following assets:

•	Tioga Gas Plant. A natural gas processing and fractionation plant located in Tioga, North Dakota.

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Equity Investment in Little Missouri 4 Joint Venture. A 50% equity method investment in Little Missouri 4 joint venture that owns a natural gas processing plant located in McKenzie County, North Dakota.

•	Mentor Storage Terminal. A propane storage cavern and rail and truck loading and unloading facility located in Mentor, Minnesota.

Terminaling and Export

Our terminaling and export segment includes the following assets:

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Ramberg Terminal Facility. A crude oil pipeline and truck receipt terminal located in Williams County North Dakota that is capable of delivering crude oil into an interconnecting pipeline for transportation to the Tioga Rail Terminal and to multiple third-party pipelines and storage facilities.

•	Tioga Rail Terminal. A crude oil and NGL rail loading terminal in Tioga, North Dakota that is connected to the Tioga Gas Plant, the Ramberg Terminal Facility and our crude oil gathering system.

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Crude Oil Rail Cars. A total of 550 crude oil rail cars constructed to the most recent DOT-117 safety standards, which we operate as unit trains consisting of approximately 100 to 110 crude oil rail cars.

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Johnson’s Corner Header System. An approximately six-mile crude oil pipeline header system located in McKenzie County, North Dakota that receives crude oil by pipeline from Hess and third parties and delivers crude oil to third-party interstate pipeline systems.

RISK FACTORS

Limited partner interests are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in similar businesses. We urge you to carefully consider the risk factors set forth below, as well as those included in our and the Partnership’s, as applicable, most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are incorporated by reference into this prospectus and the applicable prospectus supplement, together with all of the other information included in this prospectus, the applicable prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities. If any of the risks discussed in the foregoing documents were to materialize, our business, financial condition, results of operations and cash flows could be materially adversely affected and you could lose all or part of your investment. Please also read “Forward-Looking Statements.”

Our general partner and its affiliates, including the Existing Sponsors, have conflicts of interest with the Company and limited fiduciary duties to the Company and the Company’s shareholders, and they may favor their own interests to the Company’s detriment and that of the Company’s shareholders. Additionally, the Company has no control over the business decisions and operations of the Existing Sponsors, and none of the Existing Sponsors is under any obligation to adopt a business strategy that favors the Company.

The Existing Sponsors indirectly own and control our general partner. Although our general partner has a duty to manage the Company in a manner that is in the best interests of the Company and its shareholders, the Company’s directors and officers also have a duty to manage our general partner in a manner that is in the best interests of its owner, HIP GP LLC, which is owned by the Existing Sponsors. Conflicts of interest may arise between the Existing Sponsors and their respective affiliates, including our general partner, on the one hand, and the Company and the Company’s shareholders, on the other hand. In resolving these conflicts, our general partner may favor its own interests and the interests of its affiliates, including the Existing Sponsors, over the interests of the Company’s shareholders. These conflicts include, among others, the following situations:

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neither our partnership agreement nor any other agreement requires the Existing Sponsors to pursue a business strategy that favors the Company or utilizes the Company’s assets, which could involve decisions by Hess to increase or decrease production, shut down or reconfigure its assets, pursue and grow particular markets or undertake acquisition opportunities for itself. Hess’s directors and officers have a fiduciary duty to make these decisions in the best interests of the stockholders of Hess;

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our partnership agreement replaces the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing its duties, limiting our general partner’s liabilities and restricting the remedies available to the shareholders of the Company for actions that, without the limitations, might constitute breaches of fiduciary duty;

•	except in limited circumstances, our general partner has the power and authority to conduct the Company’s business without shareholder approval;

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our general partner determines the amount and timing of asset purchases and sales, borrowings, issuance of additional partnership securities and the creation, reduction or increase of cash reserves, each of which can affect the amount of cash that is distributed to the shareholders of the Company;

•	our general partner determines which costs incurred by it are reimbursable by the Company;

•	our general partner may cause the Company to borrow funds in order to permit the payment of cash distributions;

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our partnership agreement does not restrict our general partner from causing the Company to pay it or its affiliates for any services rendered to the Company or entering into additional contractual arrangements with any of these entities on behalf of the Company;

•	our general partner intends to limit its liability regarding the Company’s contractual and other obligations;

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our general partner may exercise its right to call and purchase all of the Company’s shares not owned by it and its affiliates if it and its affiliates own sufficient shares to exercise the call right;

•	our general partner controls the enforcement of obligations owed to the Company by our general partner and its affiliates, including the commercial agreements between the Company and Hess; and

•	our general partner decides whether to retain separate counsel, accountants or others to perform services for the Company.

Under the terms of our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, does not apply to our general partner or any of its affiliates, including the Existing Sponsors, HIP GP LLC or the executive officers and directors of the Company. Any such person or entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company will not have any duty to communicate or offer such opportunity to the Company. Any such person or entity will not be liable to the Company or to any limited partner for breach of any fiduciary duty or other duty by reason of the fact that such person or entity pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to the Company. This may create actual and potential conflicts of interest between the Company and affiliates of our general partner and result in less than favorable treatment of the Company and its shareholders.

Our partnership agreement requires that the Company distribute all of its available cash, which could limit its ability to grow and make acquisitions.

Our partnership agreement requires that the Company distribute all of its available cash to the Company’s shareholders. As a result, the Company expects to rely primarily upon external financing sources, including borrowings under its revolving credit facility and the issuance of debt and equity securities, to fund acquisitions and expansion capital expenditures. Therefore, to the extent the Company is unable to finance its growth externally, its cash distribution policy will significantly impair its ability to grow. In addition, because the Company will distribute all of its available cash, its growth may not be as fast as that of businesses that reinvest their available cash to expand ongoing operations. To the extent the Company issues additional shares in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional shares may increase the risk that it will be unable to maintain or increase its per share distribution level. There are no limitations in our partnership agreement on the Company’s ability to issue additional shares, including shares ranking senior to the Class A Shares as to distributions or in liquidation or that have special voting rights and other rights, and the Company’s shareholders will have no preemptive or other rights (solely as a result of their status as shareholders) to purchase any such additional shares. The incurrence of additional commercial borrowings or other debt to finance the growth strategy of the Company would result in increased interest expense, which, in turn, may reduce the amount of cash that it has available to distribute to its shareholders.

Our partnership agreement designates the Court of Chancery of the State of Delaware as the exclusive forum for certain types of actions and proceedings that may be initiated by the Company’s shareholders, which would limit such unitholders’ ability to choose the judicial forum for disputes with us or our general partner’s directors, officers or other employees.

Our partnership agreement provides that, with certain limited exceptions, the Court of Chancery of the State of Delaware shall be the exclusive forum for, any claims, suits, actions or proceedings (1) arising out of or relating in any way to our partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of our partnership agreement or the duties, obligations or liabilities among partners or of partners to the Company, or the rights or powers of, or restrictions on, the partners or the Company), (2) brought in a derivative manner on behalf of the Company, (3) asserting a claim of breach of a duty (including any fiduciary duty) owed by any director, officer, or other employee of the Company or our general partner, or owed by our general partner, to the Company or its partners, (4) asserting a claim arising pursuant to any provision of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”) or (5) asserting a claim governed by the internal affairs doctrine. However, the exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in Class A Shares is deemed to have received notice of and consented to the foregoing provisions. Although we believe this choice of forum provision benefits the Company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against the Company and our general partner’s directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation or similar governing documents has been challenged in legal proceedings and it is possible that in connection with any action a court could find the choice of forum provisions contained in our partnership agreement to be inapplicable or unenforceable in such action. If a court were to find this choice of forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, financial condition and results of operations and our ability to make cash distributions to its unitholders.

Our partnership agreement provides that our shareholders irrevocably waive the right to trial by jury in any claim, suit, action or proceeding under either state or federal laws, including any claim under U.S. federal securities laws, which could result in less favorable outcomes to our shareholders in any such action.

Our partnership agreement provides that our shareholders, including those who become our shareholders by purchasing shares in us in secondary transactions, irrevocably waive the right to trial by jury for any claims, suits, actions or proceedings (1) arising out of or relating in any way to our partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of our partnership agreement or the duties, obligations or liabilities among the Company’s partners, or obligations or liabilities of the Company’s partners to the Company, or the rights or powers of, or restrictions on, the Company’s partners or the Company), (2) brought in a derivative manner on the Company’s behalf, (3) asserting a claim of breach of a duty owed by any of the Company’s, or our general partner’s, directors, officers, or other employees, or owed by our general partner, to the Company or the Company’s partners, (4) asserting a claim against the Company arising pursuant to any provision of the Delaware Act or (5) asserting a claim against the Company governed by the internal affairs doctrine, in each case pursuant to either state or federal laws, including U.S. federal securities law. Regardless, such waiver of the right to trial by jury does not impact the ability of a shareholder of the Company to make a claim under either federal or state law.

The waiver of the right to a jury trial is not intended to be deemed a waiver by any shareholder with respect to the Company’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder. If the Company or one of the Company shareholders opposed a jury trial demand based on the waiver, the applicable court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with applicable state and federal laws. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the U.S. federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Delaware, which govern our partnership agreement.

If a shareholder brings a claim in connection with matters arising under our partnership agreement, including claims under U.S. federal securities laws, such Company shareholder may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits. If a lawsuit is brought by a shareholder under our partnership agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in a different outcome than a trial by jury, including results that could be less favorable to the Company shareholder(s) bringing such lawsuit.

Affiliates of our general partner, including the Existing Sponsors, may compete with the Company, and neither our general partner nor its affiliates have any obligation to present business opportunities to the Company.

Neither our partnership agreement nor the partnership agreement of the Partnership (the “Opco Partnership Agreement”) prohibits the Existing Sponsors or any other affiliates of our general partner from owning assets or engaging in businesses that compete directly or indirectly with the Company. Under the terms of our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, does not apply to our general partner or any of its affiliates, including the Existing Sponsors and the Company’s executive officers and directors. Any such entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company will not have any duty to communicate or offer such opportunity to the Company. Consequently, the Existing Sponsors and other affiliates of our general partner, including HIP GP LLC, may acquire, construct or dispose of additional midstream assets in the future without any obligation to offer the Company the opportunity to purchase any of those assets. As a result, competition from the Existing Sponsors and other affiliates of our general partner could materially and adversely impact the Company’s results of operations and distributable cash flow.

Our partnership agreement replaces our general partner’s fiduciary duties to holders of the Company’s shares with contractual standards governing its duties.

Delaware law provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to limited partners and the partnership, provided that partnership agreements may not eliminate the implied contractual covenant of good faith and fair dealing. As permitted by Delaware law, our partnership agreement contains provisions that eliminate the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty law and replaces those duties with several different contractual standards. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner, free of any duties to the Company and its shareholders other than the implied contractual covenant of good faith and fair dealing. This provision entitles our general partner to consider only the interests and factors that it desires and relieves it of any duty or obligation to give any consideration to any interest of, or factors affecting, the Company or its affiliates or its limited partners. By purchasing a Class A Share, a shareholder is treated as having consented to the provisions in our partnership agreement, including the provisions discussed above.

Holders of Class A Shares have very limited voting rights and, even if they are dissatisfied, they cannot initially remove our general partner without its consent.

Unlike the holders of common stock in a corporation, our shareholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business. For example, unlike holders of stock in a public corporation, our shareholders do not have “say-on-pay” advisory voting rights. Our shareholders did not elect our general partner and will not elect any of the members of our general partner’s board of directors and have no right to elect our general partner or any of the members of our general partner’s board of directors on an annual or other continuing basis. Our board of directors is chosen by HIP GP LLC, which is controlled by our Existing Sponsors. Furthermore, if our shareholders are dissatisfied with the performance of our general partner, they have little ability to remove our general partner. As a result of these limitations, the price at which Class A Shares trade could be diminished because of the absence or reduction of a takeover premium in the trading price.

Our shareholders are not able to remove our general partner without its consent because our general partner and its affiliates own sufficient shares to be able to prevent its removal. In addition, our general partner may only be removed for cause. “Cause” is narrowly defined under our partnership agreement to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding our general partner liable for actual fraud or willful or wanton misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business. Even if cause for removal exists, the vote of the holders of at least 66 2/3% of all of our outstanding shares voting together as a single class is required to remove our general partner. As of the closing of the Restructuring, our general partner and its affiliates collectively owned 94% of our Company shares.

Furthermore, our shareholders’ voting rights are further restricted by our partnership agreement, which provides that any shares held by a person that owns 20% or more of any class of shares then outstanding, other than our general partner, its affiliates, their transferees, and persons who acquired such shares with the prior approval of our board of directors, cannot vote on any matter.

Our partnership agreement also contains provisions limiting the ability of our shareholders to call meetings or to acquire information about our operations, as well as other provisions limiting our shareholders’ ability to influence the manner or direction of management.

Our general partner interest or the control of our general partner may be transferred to a third party without shareholder consent.

Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of our shareholders. Furthermore, there is no restriction in our partnership agreement on the ability of HIP GP LLC to transfer all of the partnership interests in our general partner, or all of the membership interests in GP LLC, the general partner of our general partner, to a third party. The new owner of our general partner or the general partner of our general partner would then be in a position to replace our board of directors and officers with its own choices. As a result, we could lose the provision of certain operational support and administrative services by Hess and its affiliates and our license to use certain Hess trademarks.

Our general partner has a limited call right that may require our shareholders to sell their Class A Shares at an undesirable time or price.

If at any time our general partner and its affiliates own more than a designated percentage of the issued and outstanding limited partner interests of any class, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the limited partner interests of such class held by unaffiliated persons at a price not less than their then-current market price. This designated percentage is equal to (i) 80% with respect to all classes of limited partner interests other than Class A Shares and (ii) as of the consummation of the Restructuring, 97% of the Class A Shares and Class B Shares, taken together, which percentage is gradually adjusted downward in connection with decreases to the percentage of the limited partner interests held by our general partner and its affiliates. Generally, the designated percentage is three to five percent greater than the percentage of the limited partner interests owned by our general partner and its affiliates, until they own 75% of the limited partner interests, at which time the designated percentage will be fixed at 80%. As a result, our shareholders may be required to sell their Class A Shares at an undesirable time or price and may not receive any return on their investment. Our shareholders may also incur a tax liability upon a sale of their Class A Shares. For purposes of this calculation, the Class B Shares will be considered collectively with the Class A Shares as a single class. Our general partner and its affiliates currently own approximately 94% of the Class B Shares and the Class A Shares, considered as a single class.

Our partnership agreement restricts the remedies available to our shareholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

Our partnership agreement contains provisions that restrict the remedies available to shareholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty under state fiduciary duty law. For example, our partnership agreement:

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provides that whenever our general partner makes a determination or takes, or declines to take, any other action in its capacity as our general partner, our general partner is required to make such determination, or take or decline to take such other action, in good faith, meaning that it subjectively believed that the determination or the decision to take or decline to take such action was in the best interests of us, and will not be subject to any other or different standard imposed by our partnership agreement, Delaware law, or any other law, rule or regulation, or at equity;

•	provides that our general partner will not have any liability to us or our limited partners for decisions made in its capacity as a general partner so long as it acted in good faith;

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provides that our general partner and our officers and directors will not be liable for monetary damages to us or our limited partners resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or our officers and directors, as the case may be, acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was criminal; and

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provides that our general partner will not be in breach of its obligations under our partnership agreement or its fiduciary duties to us or its limited partners if a transaction with an affiliate or the resolution of a conflict of interest is approved in accordance with, or otherwise meets the standards set forth in, our partnership agreement. In connection with a situation involving a transaction with an affiliate or a conflict of interest, our partnership agreement provides that any determination by our general partner must be made in good faith, and that the board of directors of our general partner and the conflicts committee thereof are entitled to a presumption that they acted in good faith. In any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

The market price of Class A Shares may fluctuate significantly.

The market price of Class A Shares may fluctuate significantly and holders of Class A Shares could lose some or all of the value of their investment. In addition, the stock market has experienced significant price and volume fluctuations in recent times which, if they continue to occur, could have a material adverse effect on the market for, or liquidity of, Class A Shares, regardless of our actual operating performance.

We may issue an unlimited number of additional equity interests without shareholder approval, including equity interests with preferences senior to the Class A Shares, which would dilute shareholder interests.

Under our partnership agreement, we may, at any time, issue an unlimited number of general partner interests or limited partner interests of any type without the approval of our shareholders, and our shareholders will have no preemptive or other rights (solely as a result of their status as shareholders) to purchase any such general partner interests or limited partner interests. Further, there are no limitations in our partnership agreement on our ability to issue equity securities that rank equal or senior to the Class A Shares as to distributions or in liquidation or that have special voting rights and other rights.

The issuance by us of additional Class A Shares or other equity securities of equal or senior rank will have the following effects:

•	our shareholders’ proportionate ownership interest in us will decrease;

•	the amount of cash we have available to distribute on each Class A Share may decrease;

•	the relative voting strength of each previously outstanding Class A Share may be diminished; and

•	the market price of our Class A Shares may decline.

The issuance by us of additional general partner interests may have the following effects, among others, if such general partner interests are issued to a person who is not an affiliate of our general partner:

•	management of our business may no longer reside solely with our current general partner; and

•	affiliates of the newly admitted general partner may compete with us, and neither that general partner nor such affiliates will have any obligation to present business opportunities to us.

The NYSE does not require a publicly traded limited partnership like us to comply with certain of its corporate governance requirements.

The Class A Shares are listed on the NYSE. Because we are a publicly traded limited partnership, the NYSE does not require us to have a majority of independent directors on its board of directors or to establish a compensation committee or a nominating and corporate governance committee. Additionally, any future issuances of additional Class A Shares or other securities, including to affiliates, are not subject to the NYSE’s shareholder approval rules that apply to a corporation. Accordingly, our shareholders do not have the same protections afforded to certain shareholders of corporations that are subject to all of the NYSE corporate governance requirements.

We are treated as a corporation for U.S. federal income tax purposes.

We are subject to tax as a corporation at the corporate tax rate of 21%. Distributions on our Class A Shares are treated as distributions on corporate stock for U.S. federal income tax purposes and taxed again as corporate dividends (to the extent of our current and accumulated earnings and profits). Because an entity-level tax is imposed on us due to our status as a corporation for U.S. federal income tax purposes, distributable cash flow will be reduced by any tax liabilities.

Restrictions in the terms of our consolidated indebtedness could adversely affect our business, financial condition, results of operations and ability to make quarterly cash distributions.

We have a significant amount of consolidated indebtedness. The terms of our consolidated indebtedness limit our ability to conduct our business, including our ability to:

•	incur certain liens or permit them to exist;

•	transfer, sell or otherwise dispose of certain assets;

•	merge or consolidate with another company;

•	make certain loans and investments;

•	incur or guarantee additional debt;

•	enter into certain types of transactions with affiliates;

•	redeem or repurchase units or make distributions under certain circumstances; and

•	enter into certain restrictive agreements and certain derivative contracts.

Our consolidated indebtedness also contains covenants requiring us to maintain certain financial ratios. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and there can be no assurance that we will meet any such ratios or tests.

USE OF PROCEEDS

The actual application of proceeds to us from the sale of any particular offering of securities using this prospectus will be determined at the time of the offering and will be described in the applicable prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend upon, among other factors, our funding requirements and the availability and cost of other funds. We will not receive any of the proceeds from any sale of Class A Shares by the selling shareholders.

DESCRIPTION OF OUR CLASS A SHARES AND CLASS B SHARES

Class A Shares

Class A Shares represent limited partner interests in us. The holders of Class A Shares are entitled to participate in our distributions and are entitled to exercise the rights and privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of Class A Shares in and to our distributions, please read this section and “Provisions of Our Partnership Agreement Relating to Cash Distributions.” For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “Our Partnership Agreement.”

Our outstanding Class A Shares are listed on the NYSE under the symbol “HESM,” and any additional Class A Shares we issue will also be listed on the NYSE. As of December 16, 2019, there were 17,960,655 Class A Shares outstanding. On December 18, 2019, the last reported sales price of our Class A Shares on the NYSE was $21.65 per Class A Share.

Class B Shares

Class B Shares represent limited partner interests in us. The holders of Class B Shares are not entitled to participate in our distributions but are entitled to receive notice of, be included in any requisite quorum for, and participate in any and all approvals, votes or other actions of our partners on a pro rata basis as, and treating such persons for all such purposes as if they are, shareholders holding Class A Shares. For a description of the relative rights and preferences of holders of Class B Shares, please read this section and “Provisions of Our Partnership Agreement Relating to Cash Distributions.” For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “Our Partnership Agreement.”

Redemption Right

Pursuant to our partnership agreement and the Opco Partnership Agreement, each holder of Class B Opco Units and Class B Shares is able to tender its Class B Opco Units and an equal number of its Class B Shares (one such Class B Opco Unit and one such Class B Share, together, a “Redeemed Security,” and collectively, the “Redeemed Securities”) for redemption to the Partnership. Each holder of Class B Opco Units and Class B Shares has the right to receive a number of Class A Shares equal to the number of Redeemed Securities. In the event of a redemption by the Partnership for Class A Shares, (i) we will contribute newly issued Class A Shares to the Partnership in order for the Partnership to redeem the applicable Class B Opco Units, (ii) we will cancel the applicable Class B Shares and (iii) the Partnership will issue the same number of Class A Opco Units to us. In addition, we have the right, but not the obligation, to directly purchase all or a portion of such Redeemed Securities for a number of Class A Shares equal to the number of Redeemed Securities we elect to purchase.

Jury Trial Waiver

Our partnership agreement provides that, to the extent permitted by law, holders of our shares waive the right to a jury trial of any claim they may have against us arising out of or relating to our shares or our partnership agreement, including any claim under the U.S. federal securities laws. If we opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable under the facts and circumstances of that case in accordance with applicable case law.

Transfer Agent and Registrar

Duties

Computershare Trust Company, N.A. (“Computershare”) serves as the transfer agent and registrar for the Class A Shares. We pay all fees charged by the transfer agent for transfers of Class A Shares except the following that must be paid by shareholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges in connection therewith;

•	special charges for services requested by a common shareholder; and

•	other similar fees or charges.

Unless our general partner determines otherwise in respect of some or all of any classes of our partner interests, our partner interests will be evidenced by book entry notation on our partnership register and not by physical certificates.

There will be no charge to our shareholders for disbursements of our cash distributions. We will indemnify Computershare, its agents and each of their respective stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Class A Shares

By transfer of Class A Shares in accordance with our partnership agreement, each transferee of Class A Shares will be admitted as a shareholder of the Company when such transfer and admission is reflected in the Company’s register and such transferee becomes the record holder of the limited partner interests so transferred. Additionally, each transferee of shares:

•	makes the consents, acknowledgements and waivers contained in our partnership agreement, all with or without execution of our partnership agreement by such transferee;

•	agrees to be bound by the terms and conditions of, and is deemed to have agreed to be bound, our partnership agreement; and

•	represents that the transferee has the capacity, power and authority to enter into our partnership agreement.

Class A Shares are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in the Company for the transferred shares.

DESCRIPTION OF OUR PREFERRED SHARES

Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and with the designations, preferences, rights, powers and duties established by our general partner without the approval of any of our limited partners. In accordance with Delaware law and the provisions of our partnership agreement, we may issue additional partnership interests that, as determined by our general partner, have special voting rights to which our Class A Shares are not entitled.

Should we offer preferred shares under this prospectus, a prospectus supplement relating to the particular series of preferred shares offered will include the specific terms of those preferred shares, including, among other things, the following:

•	the designation, stated value and liquidation preference of the preferred shares and the number of preferred shares offered;

•	the initial public offering price at which the preferred shares will be issued;

•	the conversion or exchange provisions of the preferred shares;

•	any redemption or sinking fund provisions of the preferred shares;

•	the distribution rights of the preferred shares, if any; and

•	any additional rights, preferences, privileges, limitations, and restrictions of the preferred shares.

The transfer agent and registrar for any preferred shares will be designated in the applicable prospectus supplement.

PROVISIONS OF OUR PARTNERSHIP AGREEMENT RELATING TO CASH DISTRIBUTIONS

Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

Distributions of Available Cash

General

Our partnership agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash to shareholders of record on the applicable record date. Except for splits and combinations as contemplated by our partnership agreement, no distribution shall be made under any circumstances in respect of any Class B Shares or our general partner interest.

Definition of Available Cash

Available cash generally means, for any quarter, all cash and cash equivalents on hand at the end of that quarter:

•	less, the amount of cash reserves established by our general partner to:

•	provide for the proper conduct of our business (including reserves for our future capital expenditures and anticipated future debt service requirements);

•

comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any group member is a party or by which it is bound or its assets are subject;

•

provide funds for distributions to our shareholders and to our general partner for any one or more of the next four quarters (provided that our general partner may not establish cash reserves for distributions if the effect of the establishment of such reserves will prevent us from distributing the minimum quarterly distribution on all Class A Shares for the current quarter); or

•

plus, if our general partner so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter or available to be borrowed as a working capital borrowing as of the date of determination of available cash.

The purpose and effect of the last bullet point above is to allow our general partner, if it so decides, to use cash from working capital borrowings made after the end of the quarter but on or before the date of determination of available cash for that quarter to pay distributions to shareholders. Under our partnership agreement, working capital borrowings are generally borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to partners and with the intent of the borrower to repay such borrowings within twelve months with funds other than from additional working capital borrowings.

Intent to Distribute the Minimum Quarterly Distribution

Under our current cash distribution policy, we intend to make a minimum quarterly distribution to the holders of our Class A Shares of $0.30 per share, or $1.20 per share on an annualized basis, to the extent we have sufficient available cash after the establishment of cash reserves and the payment of costs and expenses, including reimbursements of expenses to our general partner. However, there is no guarantee that we will pay the minimum quarterly distribution on our Class A Shares in any quarter. The amount of distributions paid under our cash distribution policy and the decision to make any distribution will be determined by our general partner, taking into consideration the terms of our partnership agreement.

General Partner Interest

Our general partner owns a non-economic general partner interest in us and, as of December 16, 2019, 898,000 Class A Shares and 266,416,928 Class B Shares. Our general partner, in its capacity as a Class A shareholder, is entitled to share in cash distributions on our Class A Shares, but is not otherwise entitled to receive cash distributions with respect to its general partner interest in us or its Class B Shares. However, our general partner may in the future own other equity interests in us and may be entitled to receive distributions on any such interests.

Distributions to Class A Shares

On December 16, 2019, we issued 17,960,655 Class A Shares in connection with the Restructuring. As of December 16, 2019, we had 17,960,655 Class A Shares outstanding. Our partnership agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash to shareholders of record on the applicable record date.

Distributions to Class B Shares

On December 16, 2019, we issued 266,416,928 Class B Shares in connection with the Restructuring. As of December 16, 2019, we had 266,416,928 Class B Shares outstanding, all of which were held by our general partner. Except for splits and combinations as contemplated by our partnership agreement, no distribution shall be made under any circumstances in respect of any Class B Shares.

Adjustment of the Minimum Quarterly Distribution

If we combine our Shares or other interests in us (“Company Interests”) into fewer Shares or Company Interests (commonly referred to as a “reverse split”) or subdivide our Shares or Company Interests into a greater number of Shares or Company Interests (commonly referred to as a “split”), we will proportionately adjust the minimum quarterly distribution.

For example, if a two-for-one split of Class A Shares should occur, the minimum quarterly distribution would be reduced to 50% of its initial level. We will not make any adjustment by reason of the issuance of additional Shares or Company Interests for cash or property (including additional Class A Shares issued under any compensation or benefit plans).

Distributions of Cash Upon Liquidation

General

If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to all record holders of Class A Shares, pro rata, and such distribution will be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence).

OUR PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. We will provide prospective investors with a copy of our partnership agreement upon request at no charge. We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “Provisions of Our Partnership Agreement Relating to Cash Distributions”; and

•	with regard to the transfer of Class A Shares, please read “Description of Class A Shares—Transfer of Class A Shares”.

Organization and Duration

The Company was organized on September 27, 2019, and will have a perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

Our purpose under our partnership agreement is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law. We are expressly permitted to make capital contributions or loans to our subsidiaries and their respective affiliates that we control or its subsidiaries.

Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the business of directly or indirectly owning, operating, developing and acquiring midstream logistics assets, our general partner has no current plans to do so and may decline to do so free of any duty or obligation whatsoever to us or our shareholders, including any duty to act in our best interests or those of our shareholders, other than the implied contractual covenant of good faith and fair dealing. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Cash Distributions

Our partnership agreement specifies the manner in which we will make cash distributions to holders of our Class A Shares and other Company Interests. For a description of these cash distribution provisions, please read “Provisions of Our Partnership Agreement Relating to Cash Distributions.”

Capital Contributions

Shareholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Voting Rights

Our general partner is responsible for managing us, and our shareholders have the right to vote on matters only if referred to them by our general partner or as otherwise expressly provided in our partnership agreement. The following is a summary of the shareholder vote required for the matters specified below. Matters that require the approval of a “share majority” require the approval of at least a majority of the issued and outstanding Class A Shares and Class B Shares, voting together as a single class. In voting their shares, our general partner and its affiliates will have no duty or obligation whatsoever to the Company or the limited partners, including any duty to act in the best interests of the Company or the limited partners, other than the implied contractual covenant of good faith and fair dealing.

Issuance of additional shares	No approval rights.

Amendment of the partnership agreement	Certain amendments may be made by our general partner without the approval of the other holders of the shares. Other amendments generally require the approval of a share majority. See “—Amendment of the Partnership Agreement.”

Merger of the Company or the sale of all or substantially all of the assets of the Company	Share majority. See “—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Dissolution of the Company	Share majority. See “—Termination and Dissolution.”

Continuation of the Company’s business upon dissolution	Share majority. See “—Termination and Dissolution.”

Withdrawal of our general partner	Prior to June 30, 2027, a share majority, excluding the shares held by our general partner and its affiliates, is required under most circumstances for the withdrawal of our general partner, in a manner which would cause a dissolution of the Company. See “—Withdrawal or Removal of our General Partner.”

Removal of our general partner	Our general partner may be removed only for cause. Not less than 66 2/3% of the issued and outstanding the shares, voting as a single class, including the shares held by our general partner and its affiliates, is required to remove our general partner. See “—Withdrawal or Removal of our General Partner.”

Transfer of the general partner interest	The general partner may transfer all, but not less than all, of its general partner interest in the Company without a vote of the Company’s shareholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the outstanding shares, excluding such shares held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to June 30, 2027. See “—Transfer of General Partner Interest.”

Transfer of ownership interests in our general partner	No approval right. See “—Transfer of Ownership Interests in our General Partner.”

Voting Rights of the Class B Shares

Each holder of a Class B Share will be entitled to receive notice of, be included in any requisite quorum for, and participate in any and all approvals, votes or other actions of the partners of the Company on a pro rata basis as, and treating such persons for all such purposes as if they are shareholders holding Class A Shares. The affirmative vote of the holders of a majority of the voting power of all Class B Shares voting separately as a class will be required to alter, amend or repeal such voting rights of Class B Shares or to adopt any provision of the Opco Partnership Agreement inconsistent with such rights.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that it otherwise acts in conformity with the provisions of our partnership agreement, its liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital it is obligated to contribute to us for its Class A Shares or Class B Shares plus its share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right of, by the limited partners as a group:

•	to remove or replace our general partner;

•	to approve some amendments to the partnership agreement; or

•	to take other action under the partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that a limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their limited partner interests and liabilities for which the recourse of creditors is limited to specific property of the limited partnership, would exceed the fair value of the assets of the limited partnership, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited is included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that liability. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the limited partnership, except that such person is not obligated for liabilities unknown to it at the time it became a limited partner and that could not be ascertained from the partnership agreement.

Our subsidiaries conduct business in several states and we may have subsidiaries that conduct business in other states in the future. Maintenance of our limited liability as a member or limited partner of our subsidiaries, may require compliance with legal requirements in the jurisdictions in which our subsidiaries conduct business, including qualifying our subsidiaries to do business there.

Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of tour ownership interests in our operating subsidiaries or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to the partnership agreement, or to take other action under the partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then our limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Company Interests

We are authorized to issue an unlimited number of additional Company Interests for the consideration and on the terms and conditions determined by our general partner without the approval of the holders of our shares; provided, however, that we may not issue any Class A Shares unless we contribute the net cash proceeds or other consideration received from the issuance of such Class A Shares to the Partnership in exchange for an equivalent number of Class A Opco Units.

It is possible that we will fund acquisitions through the issuance of additional Class A Shares, Class B Shares or other Company Interests. Holders of any additional shares (other than Class B Shares) issued by us will be entitled to share equally with then-existing holders of Class A Shares in our distributions of available cash. In addition, the issuance of additional shares or other Company Interests may dilute the value of the interests of then-existing holders of Class A Shares in the Company’s net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional Company Interests that, as determined by our general partner, may have special voting rights to which the Class A Shares or Class B Shares are not entitled. In addition, our partnership agreement does not prohibit the issuance by our subsidiaries of equity interests that may effectively rank senior to the Class A Shares or Class B Shares.

If at any time, our general partner, HINDL, GIP or any other record holder of one or more Class B Shares does not hold (including its affiliates) an equal number of Class B Shares and Class B Opco Units, we will issue additional Class B Shares to such holder or cancel Class B Shares held by such holder, as applicable, so that the number of Class B Shares directly or indirectly held by such holder and its affiliates is equal to the number of Class B Opco Units directly or indirectly held by such holder and its affiliates.

Our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase shares or other Company Interests whenever, and on the same terms that, we issue those interests to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of our general partner and its affiliates, including such interest represented by the Company Interests, that existed immediately prior to each issuance. The other holders of shares will not have preemptive rights to acquire additional Class A Shares or Class B Shares or other Company Interests.

In addition, pursuant to the Opco Partnership Agreement, each holder of Class B Opco Units and Class B Shares will be able to tender its Class B Opco Units and Class B Shares for redemption to Opco. In exchange, such holder of Class B Opco Units and Class B Shares will be granted the right to receive a number of the Class A Shares equal to the number of Class B Opco Units included in the Redeemed Securities. See “Description of Class A Shares and Class B Shares—Class B Shares—Redemption Right.”

Amendment of Our Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to the Company or the Company’s limited partners, including any duty to act in the best interests of the Company or the limited partners, other than the implied contractual covenant of good faith and fair dealing. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of the Company shares required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a share majority.

Prohibited amendments

No amendment may be made that would, among other actions:

•

enlarge the obligations of any limited partner without its consent, unless such is deemed to have occurred as a result of an amendment approved by at least a majority of the type or class of limited partner interests so affected; or

•

enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by the Company to our general partner or any of its affiliates without its consent, which consent may be given or withheld at its option.

The provisions of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of our outstanding shares, voting together as a single class (including shares owned by our general partner and its affiliates). Our general partner and its affiliates owned 94% of our total outstanding shares on an aggregate basis at the Closing of the Restructuring.

No shareholder approval

Our general partner may generally make amendments to the partnership agreement without the approval of any limited partner to reflect:

•	a change in our name, the location of our principal office, the Company’s registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•

a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state;

•	a change in our fiscal year or taxable year and any other changes that our general partner determines to be necessary or appropriate as a result of such change;

•

an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or our directors, officers, agents or trustees, from, in any manner, being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, each as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

•	an amendment that our general partner determines to be necessary or appropriate in connection with the authorization or issuance of additional Company Interests;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement or plan of conversion that has been approved under the terms of our partnership agreement;

•

any amendment that our general partner determines to be necessary or appropriate to reflect and account for the formation by us of, or our investment in, any corporation, partnership or other entity, in connection with our conduct of activities permitted by our partnership agreement;

•

mergers with, conveyances to or conversions into another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger, conveyance or conversion other than those it receives by way of the merger, conveyance or conversion; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if our general partner determines that those amendments:

•	do not adversely affect in any material respect the limited partners considered as a whole or any particular class of Company Interests as compared to other classes of Company Interests;

•

are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•

are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed or admitted to trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of shares under the provisions of the partnership agreement; or

•	are required to effect the intent of the provisions of the partnership agreement or are otherwise contemplated by the partnership agreement.

Opinion of counsel and shareholder approval

For amendments of the type not requiring shareholder approval, our general partner will not be required to obtain an opinion of counsel to the effect that an amendment will not affect the limited liability of any limited partner under Delaware law. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding shares voting as a single class unless we first obtain such an opinion of counsel.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of Company Interests in relation to other classes of Company Interests will require the approval of at least a majority of the type or class of Company Interests so affected. Any amendment that would reduce the percentage of shares required to take any action, other than to remove our general partner or call a meeting of shareholders, must be approved by the affirmative vote of limited partners whose aggregate outstanding shares constitute not less than the percentage sought to be reduced. Any amendment that would increase the percentage of shares required to remove our general partner must be approved by the affirmative vote of limited partners whose aggregate outstanding shares constitute not less than 90% of outstanding shares. Any amendment that would increase the percentage of shares required to call a meeting of shareholders must be approved by the affirmative vote of limited partners whose aggregate outstanding shares constitute at least a majority of the outstanding shares.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any duty or obligation whatsoever to us or our limited partners, including any duty to act in the best interest of us or our limited partners, other than the implied contractual covenant of good faith and fair dealing.

In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a share majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions. Our general partner may, however, mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell any or all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger with another limited liability entity without the prior approval of the shareholders if we are is the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in an amendment to the partnership agreement requiring shareholder approval, each of our shares will be an identical share of the Company following the transaction and the Company Interests to be issued by us in such merger do not exceed 20% of our outstanding Company Interests immediately prior to the transaction.

Termination and Dissolution

We will continue as a limited partnership until dissolved and terminated under our partnership agreement. We will dissolve upon:

•

the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal followed by approval and admission of a successor;

•	the election of our general partner to dissolve us if approved by the holders of shares representing a share majority;

•	the entry of a decree of judicial dissolution of us; or

•	there being no limited partners, unless we are continued without dissolution in accordance with the Delaware Act.

Upon a dissolution under the first clause above, the holders of a share majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of shares representing a share majority, subject to our receipt of an opinion of counsel to the effect that the action would not result in the loss of limited liability of any limited partner.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate to, liquidate our assets and apply the proceeds of the liquidation pursuant to our partnership agreement. The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to June 30, 2027, without obtaining the approval of the holders of at least a majority of the outstanding shares, excluding shares held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after June 30, 2027, our general partner may withdraw as general partner without first obtaining approval of any shareholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without shareholder approval upon 90 days’ written notice to the limited partners if at least 50% of the outstanding shares are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the holders of our shares. See “—Transfer of General Partner Interest.”

Upon voluntary withdrawal of our general partner by giving notice to the other partners, the holders of a share majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability cannot be obtained, the Company will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a share majority agree to continue our business by appointing a successor general partner. See “—Termination and Dissolution.”

Our general partner may not be removed unless that removal is for cause and is approved by the vote of the holders of not less than 66 2/3% of our outstanding shares, voting together as a single class, including shares held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding shares, voting together as a single class. The ownership of more than 33 1/3% of the outstanding shares by our general partner and its affiliates would give them the practical ability to prevent our general partner’s removal. At the closing of the Restructuring, our general partner and its affiliates held 94% of our total outstanding shares on an aggregate basis.

In the event of removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase our general partner interest of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase our general partner interest of the departing general partner for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner will become a limited partner and its general partner interest will automatically convert into shares pursuant to a valuation of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for the Company’s benefit.

Transfer of General Partner Interest

Except for transfer by our general partner of all, but not less than all, of its general partner interest to (1) an affiliate of our general partner (other than an individual), or (2) another entity as part of the merger or consolidation of our general partner with or into such entity or the transfer by our general partner of all or substantially all of its assets to such entity, our general partner may not transfer all or any part of its general partner interest to another person prior to June 30, 2027 without the approval of the holders of at least a majority of the outstanding shares, excluding shares held by our general partner and its affiliates, voting as a single class. As a condition of this transfer, the transferee must assume, among other things, the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement, and furnish an opinion of counsel regarding limited liability.

Transfer of Ownership Interests in Our General Partner

At any time, HIP GP and its affiliates may sell or transfer all or part of their interest in our general partner to an affiliate or third party without the approval of our shareholders.

Transfer of Class B Shares

No holder of Class B Shares may transfer any of its Class B Shares to any person other than the Company without the consent of our general partner, except that such holder may transfer one or more Class B Shares to any person so long as an equal number of Class B Opco Units are simultaneously transferred by such holder to such person pursuant to the Opco Partnership Agreement. However, our general partner and its affiliates may transfer any or all of its Class B Shares to any person without the approval of any limited partner of the Company or any other person.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Hess Midstream GP LP as our general partner or otherwise change the Company’s management. If any person or group other than the general partner and its affiliates acquires beneficial ownership of 20% or more of any class of shares, that person or group loses voting rights on all of its shares. This loss of voting rights does not apply to any person or group that acquires the shares from our general partner or its affiliates and any transferees of that person or group who are notified by the general partner that they will not lose their voting rights or to any person or group who acquires the shares with the prior approval of our board of directors. See “—Withdrawal or Removal of Our General Partner.”

Limited Call Right

If at any time our general partner and its affiliates own more than a certain designated percentage (as described below) of then-issued and outstanding Company Interests of any class (for purposes of which Class A Shares and Class B Shares will be considered Company Interests of a single class), our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to the Company, to acquire all, but not less than all, of the limited partner interests of such class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10, but not more than 60, days’ written notice.

The designated percentage for all classes of Company Interests other than Class A Shares will be 80%, and the designated percentage for Class A Shares as of the Closing Date will be equal to 97%. If the percentage of the Class A Shares held by our general partner and its affiliates (considering the Class A Shares and together with the Class B Shares as a single class) (“GP Percentage”) is:

•

less than 94% but equal to or greater than 87%, then, until the first date that the GP Percentage is less than 87%, the designated percentage will equal the sum of the lowest GP Percentage as of any date following the Closing Date plus 3%;

•	less than 87% but greater than 85%, then, until the first date that the GP Percentage is less than 85%, the designated percentage will be 90%;

•

less than 85% but equal to or greater than 75%, then, until the first date that the GP Percentage is less than 75%, the designated percentage shall be the sum of the lowest GP Percentage as of any date following the Closing Date plus 5%; and

•	less than 75%, then, thereafter, the designated percentage will be 80%.

The purchase price in the event of this purchase is the greater of:

•

the highest cash price paid by either our general partner or any of its affiliates for any Company Interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the current market price calculated in accordance with our partnership agreement as of the date three business days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding Company Interests, a holder of Company Interests may have his Company Interests purchased at a price that may be lower than market prices at various times prior to such purchase or lower than a shareholder may anticipate the market price to be in the future. The tax consequences to a shareholder of the exercise of this call right are the same as a sale by that shareholder of his or her Class A Shares in the market.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of shares then outstanding, holders of shares on the record date will be entitled to notice of, and to vote at, meetings of the Company’s limited partners and to act upon matters for which approvals may be solicited.

Our general partner does not anticipate that any meeting of shareholders will be called in the foreseeable future. Any action that is required or permitted to be taken by shareholders may be taken either at a meeting of the shareholders or, if authorized by the general partner, without a meeting if consents in writing describing the action so taken are signed by holders of the number of shares that would be necessary to authorize or take that action at a meeting where all limited partners were present and voted. Meetings of the shareholders may be called by the general partner or by shareholders owning at least 20% of the outstanding shares of the class for which a meeting is proposed. shareholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding shares of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the shareholders requires approval by holders of a greater percentage of the shares, in which case the quorum will be the greater percentage. The general partner interest does not entitle the general partner to any vote other than its rights as general partner under the partnership agreement, will not be entitled to vote on any action required or permitted to be taken by the shareholders and will not count toward or be considered outstanding when calculating required votes, determining the presence of a quorum, or for similar purposes.

Each record holder of a share has a vote according to its percentage interest in the Company, although additional limited partner interests having special voting rights could be issued. See “—Issuance of Additional Company Interests.” However, if at any time any person or group, other than the general partner and its affiliates, a direct transferee of the general partner and its affiliates or a transferee of such direct transferee who is notified by the general partner that it will not lose its voting rights, acquires, in the aggregate, beneficial ownership of 20% or more of any class of shares then outstanding, that person or group will lose voting rights on all of its shares and the shares may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of shareholders, calculating required votes, determining the presence of a quorum, or for other similar purposes. shares held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise. Class B Shares will vote together with Class B Shares as a single class. Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of shares under the partnership agreement will be delivered to the record holder by the Company or by the transfer agent.

Status as Limited Partner

By transfer of shares in accordance with our partnership agreement, each transferee of shares shall be admitted as a limited partner with respect to the shares transferred when such transfer and admission is reflected in our register. Except as described under “—Limited Liability,” the shares will be fully paid, and shareholders will not be required to make additional contributions.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of our general partner or any departing general partner;

•

any person who is or was a director, officer, managing member, manager, general partner, fiduciary or trustee of us or our subsidiaries, an affiliate of us or our subsidiaries or any entity set forth in the preceding three bullet points;

•

any person who is or was serving as director, officer, managing member, manager, general partner, fiduciary or trustee of another person owing a fiduciary duty to us or any of our subsidiaries at the request of our general partner or any departing general partner or any of their affiliates, excluding any such person providing, on a fee-for-service basis, trustee, fiduciary of custodial services; and

•

any person designated by our general partner because such person’s status, service or relationship expose such person to potential claims or suits relating to our or our subsidiaries’ business and affairs.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We will purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against such liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by the general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. The general partner is entitled to determine in good faith the expenses that are allocable to us. The expenses for which we are required to reimburse our general partner are not subject to any caps or other limits

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books are maintained for financial reporting purposes on an accrual basis. For fiscal and tax reporting purposes, our fiscal year is the calendar year.

We will mail or make available to record holders of Class A Shares, within 105 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also mail or make available summary financial information within 50 days after the close of each quarter.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to its interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at its own expense, have furnished to him:

•	a current list of the name and last known address of each record holder;

•	copies of our partnership agreement and our certificate of limited partnership and all amendments thereto; and

•	certain information regarding the status of our business and financial condition.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner determines is not in our best interests or that we are required by law or by agreements with third parties to keep confidential. Our partnership agreement limits the right to information that a limited partner would otherwise have under Delaware law.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any Class A Shares or Company Interests proposed to be sold by our general partner or any of its affiliates (other than individuals) or their assignees if an exemption from the registration requirements is not otherwise available. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

Exclusive Forum

Our partnership agreement provides that our shareholders shall waive the right to a jury trial of, and that the Court of Chancery of the State of Delaware shall be the exclusive forum for, any claims, suits, actions or proceedings (1) arising out of or relating in any way to our partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of our partnership agreement or the duties, obligations or liabilities among the Company’s partners, or obligations or liabilities of the Company’s partners to the Company, or the rights or powers of, or restrictions on, the Company’s partners or the Company), (2) brought in a derivative manner on the Company’s behalf, (3) asserting a claim of breach of a duty owed by any of the Company’s, or the general partner’s, directors, officers, or other employees, or owed by our general partner, to the Company or the Company’s partners, (4) asserting a claim against the Company arising pursuant to any provision of the Delaware Act or (5) asserting a claim against the Company governed by the internal affairs doctrine. However, the exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Although the Company believes this provision benefits the Company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against the Company’s directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation or similar governing documents have been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our partnership agreement to be inapplicable or unenforceable in such action.

By purchasing a Class A Share or Class B Share, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or such other court) in connection with any such claims, suits, actions or proceedings.

GOVERNANCE AND MANAGEMENT

We are managed by the directors and officers of GP LLC, the general partner of our general partner. We sometimes refer to the directors and officers of GP LLC in this prospectus as our directors and officers.

Management of the Company

Because our general partner is a limited partnership, we are managed by the directors and executive officers of its general partner, GP LLC, a wholly owned subsidiary of HIP GP LLC. Our shareholders are not entitled to elect our general partner, the general partner of our general partner, or the directors on its board of directors, or directly or indirectly participate in its management or operations. Hess and GIP each have the right to nominate certain individuals to serve on the board of directors of GP LLC (the “Company Board”). Because GP LLC is wholly owned by HIP GP LLC, HIP GP LLC has the right to elect the entire Company Board, including the independent directors, following their nomination by Hess and GIP.

Neither we nor our subsidiaries have any employees. GP LLC, as the general partner of our general partner, has the sole responsibility for providing the employees and other personnel necessary to conduct our operations. All of the employees that conduct our business are employed by affiliates of our general partner, but we sometimes refer to these individuals in this prospectus as our employees.

Directors and Executive Officers of GP LLC

Directors have been elected by HIP GP LLC and will hold office until their successors have been elected or qualified or until their earlier death, resignation, removal or disqualification. Executive officers have been appointed by, and will serve at the discretion of, the Company Board. The following table shows information for the directors and executive officers of GP LLC.

Name	Age	Position with Hess Midstream GP LLC
John B. Hess	65	Chairman of the Board of Directors and Chief Executive Officer
John A. Gatling	46	President and Chief Operating Officer
Jonathan C. Stein	50	Chief Financial Officer
Timothy B. Goodell	62	General Counsel and Secretary
John P. Rielly	57	Director and Vice President
Gregory P. Hill	58	Director
Michael R. Turner	60	Director
William J. Brilliant	43	Director
Scott E. Telesz	52	Director
Matthew C. Harris	58	Director
David W. Niemiec	70	Director
John P. Reddy	67	Director
Stephen J. J. Letwin	64	Director

John B. Hess. John B. Hess was appointed as Chairman of the Company Board in September 2019 and has served as Chief Executive Officer of GP LLC since September 2019. Mr. Hess served as Chairman of the board (the “Partnership Board”) of Hess Midstream Partners GP LLC (“MLP GP LLC”) from September 2014 to December 2019 and as Chief Executive Officer of MLP GP LLC from July 2014 to December 2019. Mr. Hess has served as Chief Executive Officer of Hess since 1995. Mr. Hess joined Hess in May 1977 and was elected a director in November 1978. He served as Chairman of the Board and Chief Executive Officer of Hess from 1995 until 2013. Mr. Hess has been a member of the board of directors of KKR & Co. Inc. (formerly KKR & Co. L.P.), since 2011 and of Dow Chemical Company from 2006 until 2013. We believe that Mr. Hess’s extensive experience in the energy industry, including his more than 40-year career with Hess and his extensive leadership experience in his roles as Chief Executive Officer and Chairman of the Board of Hess, makes him well qualified to serve as Chairman of the Company Board.

John A. Gatling. John A. Gatling was appointed President and Chief Operating Officer of GP LLC partner in September 2019. Mr. Gatling served as Chief Operating Officer of MLP GP LLC from December 2015 to December 2019. Mr. Gatling is also the head of Hess’s Midstream Business and leads Hess’s Onshore Infrastructure, Commercial, Land, Supply Chain and Finance functions. In addition, Mr. Gatling has served as Director of Operational Excellence and Strategic Business Planning for Hess since 2012. Prior to his current roles, Mr. Gatling served as the Senior Manager of Global Production Strategic Planning and Performance Management at Hess from 2010 until 2012. Prior to joining Hess in 2010, Mr. Gatling spent 14 years with Aera Energy, a joint venture affiliate of Shell and ExxonMobil, where he provided leadership for operational excellence, execution of projects, strategic planning and commercial.

Jonathan C. Stein. Jonathan C. Stein was appointed Chief Financial Officer of GP LLC partner in September 2019. Mr. Stein served as Chief Financial Officer of MLP GP LLC from July 2014 to December 2019. Mr. Stein continues his role as Vice President, Chief Risk Officer of Hess which he has held since June 2004. In such capacity, he is responsible for Hess’s Corporate Financial Forecasting process, Hess’s Midstream segment financial reporting, derivative disclosure and accounting policy and is a member of Hess’s disclosure review committee. Prior to his current roles, Mr. Stein served as Corporate Risk Manager at Hess. Prior to joining Hess in 2001, Mr. Stein was a consultant with Ernst & Young LLP’s Risk Management and Regulatory Practice, where he assisted financial services and energy trading clients in establishing their risk management infrastructure. Mr. Stein is on the Board of Trustees of the Global Association of Risk Professionals and is a Certified Management Accountant.

Timothy B. Goodell. Timothy B. Goodell was appointed General Counsel and Secretary of GP LLC in September 2019. Mr. Goodell served as General Counsel and Secretary of MLP GP LLC from July 2014 to December 2019, as Senior Vice President and General Counsel of Hess since January 2009 and as Corporate Secretary of Hess since September 2016. Prior to joining Hess in 2009, Mr. Goodell served as a partner at the law firm of White & Case LLP, where his practice concentrated in the areas of mergers and acquisitions and securities, as well as general corporate and corporate governance matters.

John P. Rielly. John P. Rielly was appointed a Director of the Company Board and Vice President of GP LLC in September 2019. Mr. Rielly served as a Vice President of MLP GP LLC from July 2014 to December 2019 and as a member of the Partnership Board from September 2014 to December 2019. Mr. Rielly has served as Senior Vice President and Chief Financial Officer of Hess since April 2004. Mr. Rielly has also served as Vice President and Controller of Hess from May 2001 to April 2004. Prior to joining Hess, Mr. Rielly was a partner at Ernst & Young LLP. We believe that Mr. Rielly’s extensive experience, particularly his knowledge of industry accounting and financial practices gained during his employment at Hess and Ernst & Young LLP, makes him well qualified to serve as a member of the Company Board.

Gregory P. Hill. Gregory P. Hill was appointed a member of the Company Board in September 2019. Mr. Hill served a member of the Partnership Board from September 2014 to December 2019, as Chief Operating Officer of Hess since May 2014 and as President, Exploration and Production of Hess since January 2009. In addition, Mr. Hill served on the board of directors of Hess from 2009 to 2013. Prior to joining Hess in 2009, Mr. Hill spent 25 years at Shell, where he performed a variety of operations, engineering, technical and business leadership roles in Asia-Pacific, Europe and the United States, including Executive Vice President—Exploration and Production of Singapore-based Shell Asia Pacific from 2006 to 2008 while also serving as Chairman of Shell’s Global Production Leadership Team. We believe that Mr. Hill’s extensive experience in the energy industry, particularly his experience in operations and strategic planning, makes him well qualified to serve as a member of the Company Board.

Michael R. Turner. Michael R. Turner was appointed a member of the Company Board in September 2019. He has served as Senior Vice President, Global Production for Hess since 2017 and is responsible for the Hess’s onshore and offshore producing assets around the world. Prior to this position, he was Senior Vice President, Onshore, at Hess. Prior to joining Hess in 2009, Mr. Turner spent 28 years with Shell in a variety of production leadership positions around the world. We believe that Mr. Turner’s extensive executive and industry experience makes him well qualified to serve as a member of the Company Board.

William J. Brilliant. William J. Brilliant was appointed a member of the Company Board in December 2019. Mr. Brilliant served as a member of the Partnership Board from December 2015 to December 2019. Mr. Brilliant is currently a Partner of GIP and focuses on North American energy investments. Mr. Brilliant is a member of GIP’s Investment and Operating Committees. He has served as a member of GIP’s investment team since May 2007 and led GIP’s investment in HIP. Prior to joining GIP, Mr. Brilliant was an investment banker in the Global Financial Sponsors Group at Lehman Brothers from 2005 to 2007, providing M&A and financial advisory to investment funds throughout their investment cycle. Mr. Brilliant has been a director of the managing member of EnLink Midstream, LLC and the general partner of EnLink Midstream Partners LP, since July 2018 and previously served as a director of the general partner of Access Midstream Partners L.P. from June 2012 until July 2014. We believe that Mr. Brilliant’s energy industry background, particularly his expertise in mergers and acquisitions, brings important experience and skill to the Company Board.

Scott E. Telesz. Scott E. Telesz was appointed a member of the Company Board in December 2019. Mr. Telesz served as a member of the Partnership Board from December 2018 to December 2019. Mr. Telesz is currently a Partner of GIP and has over 25 years of experience in the manufacturing industry. Prior to joining GIP in August 2018, Mr. Telesz spent 8 years as an executive at Praxair, an industrial gas manufacturing company, most recently as executive vice president in charge of Praxair’s U.S. atmospheric gases businesses, Canada and surface technologies from 2014 until May 2018. Before joining Praxair, Mr. Telesz spent 12 years at GE/SABIC where he ran various electrical products and plastics businesses. We believe that Mr. Telesz’s extensive experience, particularly the leadership skills he developed while serving in several executive positions, brings important experience and skill to the Company Board.

Matthew C. Harris. Matthew C. Harris was appointed a member of the Company Board in December 2019. Mr. Harris is a Founding Partner of GIP and serves as a member of its Investment, Operating and Portfolio Valuation Committees. He leads GIP’s global energy industry investment team including natural gas, crude oil and refined products, electricity, LNG and metals and mining. Mr. Harris has been intimately involved in GIP’s investment, management and strategic activities since its formation in 2006. Prior to the formation of GIP in 2006, Mr. Harris was a Managing Director in the Investment Banking Division at Credit Suisse and Co-Head of the Global Energy Group and Head of the EMEA Emerging Markets Group. Prior to his tenure at Credit Suisse, he was a senior member of the Mergers and Acquisitions Group at Kidder Peabody & Co. Incorporated. He is a member of the Board of Directors of Freeport LNG, LLC, EnLink Midstream, LLC and previously served as a director of the general partner of Access Midstream Partners L.P. from January 2010 through December 2013. We believe that Mr. Harris’s extensive executive, financial and industry experience makes him well qualified to serve as a member of the Company Board.

David W. Niemiec. David W. Niemiec was appointed a member of the Company Board in December 2019. Mr. Niemiec served as a member of the Partnership Board from April 2017 to December 2019. Mr. Niemiec is a private equity investor and has served as an advisor to, and previously a managing director of, Saratoga Partners since 1998. Prior to his affiliation with Saratoga, Mr. Niemiec was Vice Chairman of the investment banking firm Dillon, Read & Co. Inc., where he also served as Chief Financial Officer from 1982 to 1997. Mr. Niemiec is a director or trustee of several mutual funds in the Franklin Templeton Investments family. Mr. Niemiec previously served as director of Emeritus Corporation from 1999 to 2010 and OSI Pharmaceuticals from 2006 to 2010. We believe that Mr. Niemiec’s extensive financial and investment experience makes him well qualified to serve as a member of the Company Board.

John P. Reddy. John P. Reddy was appointed a member of the Company Board in December 2019. Mr. Reddy served as a member of the Partnership Board from June 2017 to December 2019. Mr. Reddy has over 20 years of experience in senior financial roles at public companies in the midstream energy sector. Mr. Reddy most recently served as Chief Financial Officer of Spectra Energy Corporation, an owner and operator of pipeline and midstream energy assets, from 2009 to 2017, and Chief Financial Officer of its sponsored master limited partnership, Spectra Energy Partners. Prior to that, he served as Senior Vice President and Chief Financial Officer of Atmos Energy Corporation and in various financial roles with Pacific Enterprises Corporation. Mr. Reddy currently serves on the board of directors of Overseas Shipholding Group Inc., and previously was a member of the board of directors of DCP Midstream, LLC from 2009 until 2017, and Paragon Offshore Plc from July 2014 until July 2017. We believe that Mr. Reddy’s extensive financial and industry experience makes him well qualified to serve as a member of the Company Board.

Stephen J.J. Letwin. Stephen J.J. Letwin was appointed a member of the Company Board in December 2019. Mr. Letwin served as a member of the Partnership Board from February 2018 to December 2019. Mr. Letwin has over 30 years of experience in senior operating and financial roles in the midstream energy and resources sectors. Mr. Letwin has been the President and Chief Executive Officer of IAMGOLD Corporation since November 2010. Prior to joining IAMGOLD, Mr. Letwin served in senior management roles at Enbridge, Inc., from 1999 through September 2010, most recently as Executive Vice President, Gas Transportation & International, from May 2006 to September 2010, where he was responsible for Enbridge’s natural gas operations and prior to that as Managing Director of Enbridge Energy Partners. Mr. Letwin previously spent 12 years in senior management roles at TransCanada Pipelines Limited, Numac Energy Inc., and Encor Energy Partners. Mr. Letwin currently serves on the board of directors of IAMGOLD and as Chairman of the board of directors of ONEnergy Inc., and previously was a member of the board of directors of Precision Drilling Corporation from 2006 until 2018. We believe that Mr. Letwin’s extensive executive, financial and industry experience makes him well qualified to serve as a member of the Company Board.

Director Independence

Although most companies listed on the NYSE are required to have a majority of independent directors serving on the board of directors of the listed company, the NYSE does not require a publicly traded limited partnership like us to have a majority of independent directors on our board of directors or to establish a compensation or a nominating and corporate governance committee. We do not currently intend to establish a compensation or a nominating and corporate governance committee. Accordingly, our shareholders do not have the same protections afforded to equity holders of companies that are subject to all of the corporate governance requirements of the NYSE. We are, however, required to have an audit committee of at least three members, and all of our audit committee members are required to satisfy the independence and experience standards established by the NYSE and the Exchange Act.

Committees of the Board of Directors

The Company Board has a standing audit committee and may have a conflicts committee and such other committees as the Company Board shall determine from time to time.

Audit Committee

The audit committee of the Company Board is currently comprised of three directors, each of whom satisfy the independence and experience standards established by the NYSE and the Exchange Act and all are “audit committee financial experts” as this term is defined by applicable SEC rules. The current members are Messrs. Niemiec, Reddy and Letwin and Mr. Niemiec serves as the chair of the committee. The audit committee assists the Company Board in its oversight of the integrity of our financial statements and our compliance with legal and regulatory requirements and corporate policies and controls. The audit committee has the sole authority to retain and terminate our independent registered public accounting firm, approve all auditing services and related fees and the terms thereof, and pre-approve any non-audit services to be rendered by our independent registered public accounting firm. The audit committee is also responsible for confirming the independence and objectivity of our independent registered public accounting firm. Our independent registered public accounting firm will be given unrestricted access to the audit committee. The charter of the audit committee is available on our website (www.hessmidstream.com) under the “Company” tab.

While the audit committee oversees our financial reporting process on behalf of the Company Board, management has the primary responsibility for preparing the financial statements and the reporting process, including the systems of internal controls.

Conflicts Committee

The Company Board has the ability to establish, from time to time, a conflicts committee under our partnership agreement. If established, at least two members of the board of directors will serve on any conflicts committee to review specific matters that may involve conflicts of interest in accordance with the terms of our partnership agreement. The board of directors will determine whether to refer a matter to a conflicts committee on a case by case basis. The members of any conflicts committee may not be officers or employees of our general partner or directors, officers or employees of its affiliates (including the Existing Sponsors) and must meet the independence and experience standards established by the NYSE and the Exchange Act to serve on an audit committee of a board of directors. In addition, the members of any conflicts committee may not own any interest in our general partner or any of its affiliates or any interest in the Company or its subsidiaries other than Class A Shares or awards under our long-term incentive plan. If our general partner seeks approval from a conflicts committee, then it will be presumed that, in making its decision, the conflicts committee acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the Company challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

Board Leadership Structure

The chief executive officer of our general partner serves as the chairman of the Company Board. The Company Board has no policy with respect to the separation of the offices of chairman of the board of directors and chief executive officer. Instead, that relationship is defined and governed by the amended and restated limited liability company agreement of our general partner, which permits the same person to hold both offices. Members of the Company Board are elected by HIP GP LLC. Accordingly, unlike holders of common stock in a corporation, our shareholders have only limited voting rights on matters affecting our business or governance, subject in all cases to any specific shareholder rights contained in our partnership agreement.

Executive Sessions

Independent directors will generally meet in executive sessions after each regularly scheduled board meeting. We expect Mr. Niemiec, the chairman of the audit committee, will preside at these sessions.

Board Role in Risk Oversight

The Company Board has primary responsibility for assessing the major risks facing us and the options for their mitigation. The audit committee assists the Company Board in its risk oversight responsibilities by reviewing the policies that management implements to monitor such exposures, including our financial risk exposures, and the implementation and effectiveness of our compliance programs.

Interested Party Communications

Any shareholder or interested party who wishes to communicate with members of the Company Board or with non-management directors will be able to do so by writing to them in care of the General Counsel and Secretary at Hess Midstream LP, 1501 McKinney Street, Houston, Texas 77010. Such communications should specify the intended recipient or recipients.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics for directors and employees designed to help directors and employees resolve ethical issues in an increasingly complex business environment. Our Code of

Business Conduct and Ethics applies to all directors and employees, including the Chief Executive Officer and the Chief Financial Officer. Our Code of Business Conduct and Ethics is available on our website (www.hessmidstream.com) under the “Company” tab.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Act”) requires directors and executive officers of our general partner, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership of our Class A Shares with the SEC and the NYSE, and to furnish us with copies of the forms they file. To our knowledge, based solely upon a review of the copies of such reports furnished to us and written representations of our officers and directors, during the year ended December 31, 2019, all Section 16(a) reports applicable to our officers and directors were filed on a timely basis.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Neither we nor GP LLC employ any of the persons who serve as executive officers of GP LLC and are responsible for managing our business. We are managed by GP LLC, the executive officers of which are employees of Hess. Our general partner has entered into an employee secondment agreement with Hess and certain of its subsidiaries pursuant to which, among other matters, Hess and its subsidiaries make available to our general partner the services of the employees who serve as our executive officers in exchange for a fee. Except with respect to awards granted under our LTIP, we do not pay compensation to any of the executive officers and do not participate in any compensation decisions for the NEOs.

For purposes of simplicity and ease of understanding, we have presented this Compensation Discussion and Analysis (“CD&A”) on a basis that reflects our current organizational structure following the Reorganization and therefore references in this CD&A and the accompanying executive compensation tables to us and to GP LLC with respect to periods prior to the Restructuring should be interpreted as referring to the Partnership and to the general partner of the Partnership’s general partner, as in effect prior to the Restructuring.

Our Named Executive Officers

For 2018, our Named Executive Officers (NEOs) were as follows:

•	John B. Hess, Chief Executive Officer;

•	Jonathan C. Stein, Chief Financial Officer;

•	John A. Gatling, Chief Operating Officer;

•	Timothy B. Goodell, General Counsel and Secretary; and

•	John P. Rielly, Vice President

Compensation of our NEOs by Hess

All of the NEOs perform responsibilities for both us and for Hess and its affiliates unrelated to our business and, except as described herein, their compensation is set and paid by Hess under its compensation programs, none of which are specific to us or our business. Except with respect to awards that may be granted from time to time under our LTIP, our NEOs do not receive any separate or additional compensation for their services to us or as executive officers of GP LLC.

Except with respect to awards granted under our LTIP, Hess has sole decision-making authority with respect to the compensation paid by Hess to our NEOs. Such decisions are overseen by Hess’s board of directors and we do not have any authority and do not provide any input with respect to such decisions. The compensation that is paid by Hess to our NEOs is determined solely based on the roles they perform for Hess, which includes their seconded role as executive officers.

Our LTIP; Phantom Unit Awards

We have adopted the Hess Midstream LP Long-Term Incentive Plan (the “LTIP”) for officers, directors and employees of GP LLC or its affiliates and other individuals who perform services for us. The LTIP provides for the grant, from time to time at the discretion of the plan administrator or any delegate thereof, subject to applicable law, of unit awards, restricted units, phantom units, unit options, unit appreciation rights, distribution equivalent rights, profits interest units and other unit-based awards.

The LTIP is generally administered by the board of directors of GP LLC and, from time to time, we have granted awards of phantom units with distribution equivalent rights to certain of our NEOs. Such awards are granted for the purpose of providing incentive compensation to these NEOs that is directly tied to the performance of our common units and to align the economic interests of the NEOs with the interests of our unitholders.

Decisions with respect to awards of phantom units to our NEOs are made by the board of directors of GP LLC in consultation with Hess’s board of directors and Hess’s executive officers, taking into account the NEO’s role within our organization, including duties, responsibilities and seniority levels. For 2018, such awards were not granted to our NEOs who are also executive officers of Hess on the basis that the scope of their duties involving us relative to their overall duties as executive officers of Hess did not warrant such awards.

For 2018, phantom unit awards to our NEOs included distribution equivalent rights and vest ratably over a three year period following the date of grant, subject to the NEO’s continued service to Hess through the vesting date. Upon vesting, each phantom unit is paid in the form of a common unit in us, or an equivalent amount of cash, subject to applicable tax withholdings. Award amounts, which are set forth in the table below under the heading “—Grants of Plan Based Awards for 2018,” were determined based on the judgement and industry experience of the board members (in consultation with Hess, as described above), taking into account the factors discussed above. We did not engage an independent compensation consultant or other advisor in making such decisions and did not benchmark award amounts against any specific peer group of companies.

Summary Compensation Table

The following table summarizes the compensation for services rendered to us by the NEOs during 2018, 2017 and 2016, which is limited to awards granted under our LTIP. Our NEOs have separately received compensation from Hess, none of which is specifically attributable to us. Under our secondment agreement with Hess, we pay Hess a fee in exchange for making the services of NEOs available to us.

Name and Principal Position	Year	Salary	Bonus	Unit Awards(1)	All Other Compensation	Total
John B. Hess, Chief Executive Officer	2018	$—	$—	$—	$—	$—
	2017	—	—	—	—	—
	2016	—	—	—	—	—

Jonathan C. Stein, Chief Financial Officer	2018	—	—	$249,996	—	$249,996
	2017	—	—	$100,000	—	$100,000
	2016	—	—	$—	—	$—

John A. Gatling, Chief Operating Officer	2018	—	—	$249,996	—	$249,996
	2017	—	—	$100,000	—	$100,000
	2016	—	—	$—	—	$—

Timothy B. Goodell, General Counsel and Secretary	2018	—	—	—	—	—
	2017	—	—	—	—	—
	2016	—	—	—	—	—

John P. Rielly, Vice President	2018	—	—	—	—	—
	2017	—	—	—	—	—
	2016	—	—	—	—	—

(1)	Amount shown represents the grant date fair value of phantom unit awards granted pursuant to our LTIP, determined in accordance with FASB ASC Topic 718.

Grants of Plan-Based Awards for 2018

The following table provides information regarding phantom units granted to our NEOs in 2018. The phantom units include distribution equivalent rights and vest ratably over three years following the date of grant.

Name	Grant Date	All Other Unit Awards: Number of Units (#)	Grant Date Fair Value of Unit Awards ($)(1)
John B. Hess	—	—	—
Jonathan C. Stein	3/8/2018	12,189	$249,996
John A. Gatling	3/8/2018	12,189	$249,996
Timothy B. Goodell	—	—	—
John P. Rielly	—	—	—

(1)	Amount shown represents the grant date fair value of phantom unit awards granted pursuant to our LTIP, determined in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding phantom units with distribution equivalent rights received by our NEOs and outstanding as of December 31, 2018.

Name	Number of units that have not vested(1)	Market value of units that have not vested ($)(2)
John B. Hess	—	—
Jonathan C. Stein	15,088	$256,194
John A. Gatling	15,088	$256,194
Timothy B. Goodell	—	—
John P. Rielly	—	—

(1)	Amount shown represents outstanding unvested phantom units as of December 31, 2018. The awards vest in three equal annual installments.
(2)	Value shown is based on the closing market price of our common units on December 31, 2018 of $16.98 per unit.

Options Exercised and Units Vested in Fiscal 2018

The following table provides information regarding the exercise of options and vesting of our common units held by our NEOs during the fiscal year ended December 31, 2018.

	Unit Awards
Name	Number of Units Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
John B. Hess	—	—
Jonathan C. Stein	1,449	$28,009
John A. Gatling	1,449	$28,009
Timothy B. Goodell	—	—
John P. Rielly	—	—

(1)	Represents the value of vested units calculated by multiplying (i) the gross number of units acquired on vesting by (ii) the closing price of our common units on the date of vesting.

Pension Benefits and Nonqualified Deferred Compensation

We do not provide pension or nonqualified deferred compensation benefits to any of our NEOs and we have no obligations with respect to any such benefits that may be provided to the NEOs under the pension and nonqualified deferred compensation plans of Hess.

Potential Payments Upon Termination or Change in Control

None of our NEO’s have entered into any employment, severance or similar agreements in relation to their services to us or GP LLC and, except with respect to the phantom units issued pursuant to our LTIP, as of December 31, 2018, there were no arrangements pursuant to which our NEOs would receive any payments or benefits in connection with a change in control of us.

The phantom unit awards granted pursuant to the LTIP generally contemplate that the individual grants of phantom units will vest in three equal annual installments based on the grantee’s continued employment through the vesting dates, subject to acceleration upon (i) the grantee’s death or disability, (ii) the grantee’s retirement after attaining age 65 with at least five years of continuous service with Hess or its affiliates, (iii) upon a termination without cause or a resignation for good reason following the occurrence of a change in control of us, or (iv) in the discretion of the plan administrator, which may provide for pro-rated vesting, upon an early retirement, which is generally defined as a retirement after attaining age 55 with 10 years of service with Hess and its affiliates. The board of directors of our general partner may also accelerate the vesting of the phantom units in its discretion at any time.

Set forth below is the total estimated value, assuming that a change in control occurred on December 31, 2018 and the employment of each NEO terminated on that date under circumstances entitling them to accelerated vesting of the phantom units.

Name	Phantom Units ($)	Total ($)
John B. Hess	—	—
Jonathan C. Stein	$256,194	$256,194
John A. Gatling	$256,194	$256,194
Timothy B. Goodell	—	—
John P. Rielly	—	—

The amounts in the table above were calculated: assuming a change in control occurred on December 31, 2018; using the closing price of our common units on December 31, 2018 (the last trading day of our fiscal year) of $16.98 per unit.

Compensation of Our Directors

The officers or employees of Hess or GIP who also serve as our directors do not receive additional compensation for their service as a director of Hess Midstream Partners GP LLC. Our directors who are not officers or employees of Hess or GIP, or “non-employee directors,” receive cash and equity-based compensation for their services as directors. The non-employee director compensation program consists of the following:

•	an annual cash retainer of $65,000;

•	an additional annual cash retainer of $15,000 for service as the lead director or chair of the audit committee and $10,000 for service as the chair of the conflicts committee; and

•	an annual equity-based award granted under the LTIP having a value as of the grant date of approximately $65,000.

Such directors also receive reimbursement for out-of-pocket expenses associated with attending board or committee meetings and are covered by our director and officer liability insurance policies. All directors are indemnified by us for actions associated with being a director to the fullest extent permitted under Delaware law.

The following table provides information regarding the compensation earned by our non-employee directors during the year ended December 31, 2018:

Name	Fees Earned or Paid in Cash	Unit Awards(1)	Total
David W. Niemiec	$80,000	$64,996	$144,996
John P. Reddy	$73,167	$64,996	$138,163
Stephen J. J. Letwin	$59,222	$59,294	$118,516

(1)	Amount shown represents the grant date fair value of phantom unit awards granted pursuant to our LTIP, determined in accordance with FASB ASC Topic 718.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to Non U.S. Holders (as defined below) of the purchase, ownership and disposition of our Class A Shares, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our Class A Shares. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our Class A Shares.

This discussion is limited to Non-U.S. Holders that hold our Class A Shares as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons holding our Class A Shares as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our Class A Shares under the constructive sale provisions of the Code;

•	persons who hold or receive our Class A Shares pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the shares being taken into account in an applicable financial statement.

If an entity treated as a partnership for U.S. federal income tax purposes holds our Class A Shares, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our Class A Shares and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A SHARES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Corporate Status

Although we are a Delaware limited partnership, we have elected to be treated as a corporation for U.S. federal income tax purposes. As a result, we are subject to tax as a corporation, and distributions on our Class A Shares are treated as distributions on corporate stock for U.S. federal income tax purposes. In addition, no Schedule K-1s will be issued with respect to our Class A Shares; instead holders of Class A Shares will receive a Form 1099 from us with respect to distributions received on our Class A Shares.

Consequences to Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our Class A Shares that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

Distributions of cash or property on our Class A Shares will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Class A Shares, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our Class A Shares will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the

Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Class A Shares unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our Class A Shares constitute a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain realized by a Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we are and will continue to be a USRPHC. The determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets. If we are or become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our Class A Shares will not be subject to U.S. federal income tax if our Class A Shares are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Class A Shares throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our Class A Shares will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a U.S. person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our Class A Shares paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A Shares within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a U.S. person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our Class A Shares conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Class A Shares paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Class A Shares. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of shares on or after January 1, 2019, recently proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A Shares.

TAX CONSEQUENCES OF OWNERSHIP OF PREFERRED SHARES

A description of the material federal income tax consequences of the acquisition, ownership and disposition of Preferred Shares will be set forth in a prospectus supplement relating to the offering of Preferred Shares.

INVESTMENT IN HESS MIDSTREAM LP BY EMPLOYEE BENEFIT PLANS

An investment in our Class A Shares and/or preferred securities by an employee benefit plan is subject to certain additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, and the prohibited transaction restrictions imposed by Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of the Code or ERISA, which we refer to collectively as “Similar Laws.” As used herein, the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, certain Keogh plans, certain simplified employee pension plans and tax deferred annuities or individual retirement accounts or other arrangements established or maintained by an employer or employee organization, and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements.

This summary is based on the provisions of ERISA and the Code (and related regulations and administrative and judicial interpretations) as of the date of this prospectus. This summary does not purport to be complete and future legislation, court decisions, administrative regulations, rulings or administrative pronouncements could significantly modify the requirements summarized below. Any of these changes may be retroactive and, therefore, may apply to transactions entered into prior to the date of their enactment or release.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of an employee benefit plan that is subject to Title I of ERISA or Section 4975 of the Code, which we refer to as an “ERISA Plan,” and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. In considering an investment in our Class A Shares or preferred securities with any portion of the assets of an employee benefit plan, a fiduciary of the employee benefit plan should consider, among other things, whether the investment is in accordance with the documents and instruments governing the employee benefit plan and the applicable provisions of ERISA, the Code or any applicable Similar Law relating to the fiduciary’s duties to the employee benefit plan, including, without limitation:

(a)	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

(b)	whether, in making the investment, the employee benefit plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

(c)

whether making the investment will comply with the delegation of control and prohibited transaction provisions under Section 406 of ERISA, Section 4975 of the Internal Revenue Code and any other applicable Similar Laws (please read the discussion under “—Prohibited Transaction Issues” below);

(d)

whether in making the investment, the employee benefit plan will be considered to hold, as plan assets, (1) only the investment in our Class A Shares or (2) an undivided interest in our underlying assets (please read the discussion under “—Plan Asset Issues” below); and

(e)

whether the investment will result in recognition of unrelated business taxable income by the employee benefit plan and, if so, the potential after-tax investment return. Please read “Material U.S. Income Tax Considerations.”

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit employee benefit plans (and certain IRAs that are not considered part of an employee benefit plan) from engaging in certain transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the employee benefit plan or IRA, unless an exemption is applicable. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to excise taxes, penalties and liabilities under ERISA and the Code.

The acquisition and/or holding of the preferred securities by an ERISA Plan with respect to which we or the initial purchasers are considered a party in interest or a disqualified person, may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the preferred securities are acquired and held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may apply to the acquisition, holding and, if applicable, conversion of the preferred securities. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, our Class A Shares and/or the preferred securities may not be purchased or held (or converted to equity securities, in the case of any convertible preferred) by any person investing “plan assets” of any employee benefit plan, unless such purchase and holding (or conversion, if any) will not constitute a non-exempt prohibited transaction under ERISA or the Code or similar violation of any applicable Similar Laws.

Plan Asset Issues

In connection with an investment in the Class A Shares or preferred securities with any portion of the assets of an employee benefit plan, in addition to considering whether the purchase of our Class A Shares and/or preferred securities is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in our Class A Shares and/or preferred securities, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code and any other applicable Similar Laws. In addition, if our assets are deemed to be “plan assets” under ERISA, this would result, among other things, in (a) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us, and (b) the possibility that certain transaction in which we seek to engage could constitute “prohibited transaction” under the Code, ERISA and any other applicable Similar Laws.

The Department of Labor regulations, as modified by Section 3(42) of ERISA, provide guidance with respect to whether, in certain circumstances, the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets.” Under these regulations, an entity’s underlying assets generally would not be considered to be “plan assets” if, among other things:

(a)

the equity interests acquired by the employee benefit plan are “publicly offered securities”—i.e., the equity interests are part of a class of securities that are widely held by 100 or more investors independent of the issuer and each other, “freely transferable” (as defined in the applicable Department of Labor regulations) and either part of a class of securities registered pursuant to certain provisions of the federal securities laws or sold to the plan as part of a public offering under certain conditions;

(b)

the entity is an “operating company”—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries, or it qualifies as a “venture capital operating company” or a “real estate operating company”; or

(c)

there is no “significant” investment by benefit plan investors (as defined in Section 3(42) of ERISA), which is defined to mean that, immediately after the most recent acquisition of an equity interest in any entity by an employee benefit plan, less than 25% of the total value of each class of equity interest, (disregarding certain interests held by our general partner, its affiliates and certain other persons who have discretionary authority or control with respect to the assets of the entity or provide investment advice for a fee with respect to such assets) is held by the employee benefit plans that are subject to part 4 of Title I of ERISA (which excludes governmental plans and non-electing church plans) and/or Section 4975 of the Code, IRAs and certain other employee benefit plans not subject to ERISA (such as electing church plans).

With respect to an investment in our Class A Shares, we believe that our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in (a) above and may also satisfy the requirements in (b) and/or (c) above (although there is little applicable Department of Labor guidance with respect to whether we may qualify as an “operating company” as required for compliance with (b), and we do not monitor the level of investment by benefit plan investors as required for compliance with (c)).

The foregoing discussion of issues arising for employee benefit plan investments under ERISA, the Code and applicable Similar Laws is general in nature and is not intended to be all inclusive, nor should it be construed as legal advice. Plan fiduciaries and other persons contemplating a purchase of our Class A Shares and/or the preferred securities should consult with their own counsel regarding the potential applicability of and consequences of such purchase under ERISA, the Code and other Similar Laws in light of the complexity of these rules and the serious penalties, excise taxes and liabilities imposed on persons who engage in non-exempt prohibited transactions or other violations. The sale of any Class A Shares and/or preferred securities by or to any employee benefit plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such employee benefit plans generally or any particular employee benefit plan, or that such an investment is appropriate for such employee benefit plans generally or any particular employee benefit plan.

Representation

By purchase or acceptance of the Class A Shares and/or the preferred securities, each purchaser and subsequent transferee of the Class A Shares and/or the preferred securities will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the Class A Shares and/or the preferred securities constitutes assets of any employee benefit plan or (ii) the purchase and holding (and any conversion, if applicable) of the Class A Shares and/or the preferred securities by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

SELLING SHAREHOLDERS

This prospectus covers the offering for resale from time to time, in one or more offerings, of Class A Shares owned by the selling shareholders. Upon the redemption of Class B Opco Units, together with an equal number of our Class B Shares, the selling shareholders named below may offer to sell from time to time in the future up to an aggregate of 46,360,686 Class A Shares. The term “selling shareholders” includes the shareholders listed in the table below and their permitted transferees and assignees or other successors.

As of December 19, 2019, assuming the redemption of all Class B Opco Units and Class B Shares owned by the selling shareholders and our general partner for Class A Shares as described under “Description of our Class A Shares and Class B Shares—Redemption Right”, the selling shareholders own, in the aggregate, 267,314,928 of our Class A Shares. The selling shareholders obtained their Class A Shares, Class B Shares and Class B Opco Units on December 16, 2019 at the closing of the Restructuring upon the conversion of their common units and subordinated units representing limited partner interests in the Partnership. The issuance of the Class A Shares, Class B Shares and Class B Opco Units were exempt from the registration requirements of the Securities Act under Section 4(a)(2) of the Securities Act. As of December 19, 2019, the selling shareholders own all of the ownership interests in HIP GP LLC, which owns all of the ownership interests in our general partner and in GP LLC, the general partner of our general partner.

The following table sets forth information as of December 19, 2019 by each selling shareholder regarding (i) the beneficial ownership of Class A Shares and Class B Shares and (ii) the number of Class A Shares that may from time to time be offered or sold pursuant to this prospectus, assuming each selling shareholder has redeemed all Class B Opco Units, together with an equal number of Class B Shares, beneficially owned by such selling shareholder for an equivalent number of Class A Shares. The information regarding our Class A Shares and Class B Shares beneficially owned after the offering assumes the sale of all Class A Shares offered by the selling shareholders and that the selling shareholders do not acquire any additional Class A Shares or Class B Shares.

No offer or sale under this prospectus may be made by a selling shareholder unless that selling shareholder is listed in the table below, in a supplement to this prospectus or in an amendment to the related registration statement that has become effective. We may supplement or amend this prospectus to include additional selling shareholders.

The selling shareholders may sell all, some or none of the Class A Shares covered by this prospectus. Please read “Plan of Distribution.”

We will bear all costs, fees and expenses incurred in connection with the registration of the Class A Shares offered by this prospectus, other than brokerage commissions and similar selling expenses, if any, attributable to the sale of the Class A Shares, which will be borne by the selling shareholders.

Neither of the selling shareholders is a broker-dealer registered under Section 15 of the Exchange Act, nor an affiliate of a broker-dealer registered under Section 15 of the Exchange Act.

The following table sets forth information relating to the selling shareholders as of December 19, 2019 based on information supplied to us by the selling shareholders on or prior to that date and information filed with the SEC. We have not sought to verify such information. Information concerning the selling shareholders may change over time, including by the addition of selling shareholders, and if necessary, we will supplement this prospectus accordingly. The selling shareholders may hold or acquire at any time Class A Shares or Class B Shares in addition to those offered by this prospectus and may have acquired additional Class A Shares or Class B Shares since the date on which the information reflected herein was provided to us. Additionally, the selling shareholders may have sold, transferred or otherwise disposed of some or all of the Class A Shares or Class B Shares listed below in exempt or non-exempt transactions since the date on which the information was provided to us and may in the future sell, transfer or otherwise dispose of some or all of their Class A Shares in private placement transactions exempt from or not subject to the registration requirements of the Securities Act. Other information about the selling shareholders may also change over time. The following table sets forth the maximum number of Class A Shares that may be sold by the selling shareholders identified below under this prospectus. Because the selling shareholders may offer all or some of their Class A Shares from time to time, we cannot estimate the number of Class A Shares that will be held by the selling shareholders upon the termination of any particular offering by such selling shareholders. The selling shareholders are not obligated to sell any of the Class A Shares offered by this prospectus. The selling shareholders reserve the right to accept or reject, in whole or in part, any proposed sale of Class A Shares. The selling shareholders may also offer and sell less than the number of Class A Shares indicated. The selling shareholders are not making any representation that any Class A Shares covered by this prospectus will or will not be offered for sale.

Name of Selling Shareholder	Class A Shares beneficially owned prior to the offering(1)		Class A Shares that may be sold hereby(2)		Total Class A Shares beneficially owned after the offering (3)
	Number	Percentage (4)	Number	Percentage (4)	Number	Percentage(4)
Hess Investments North Dakota LLC(5)	133,657,464	47.00%	23,180,343	8.15%	110,477,121	38.85%
GIP II Blue Holding Partnership, L.P.(6)	133,657,464	47.00%	23,180,343	8.15%	110,477,121	38.85%

(1)

Represents the total number of Class A Shares beneficially owned by the selling shareholders, including Class A shares held by our general partner and Class A Shares that would be issued to the selling shareholders upon the exchange of Class B Opco Units and Class B Shares. Each of the selling shareholders is a limited partner of the Partnership and owns Class B Opco Units and a 50% ownership interest in HIP GP LLC, which owns, directly and indirectly, all of the ownership interests in our general partner. As of December 19, 2019, our general partner owns 898,000 Class A Shares and 266,416,928 Class B Shares. Class B Opco Units and Class B Shares together are exchangeable for Class A Shares on a one-to-one basis pursuant to the terms of our partnership agreement and the partnership agreement of the Partnership (the “Opco LPA”).

(2)

Includes Class A Shares that, subject to the terms of our partnership agreement and the Opco LPA, may be received by the selling shareholders in exchange for an equivalent number of Class B Opco Units and Class B Shares.

(3)

Assumes that the selling shareholders dispose of all the Class A Shares covered by this prospectus and do not acquire beneficial ownership of any additional Class A Shares. The registration of these Class A Shares does not necessarily mean that the selling shareholders will sell all or any portion of the Class A Shares covered by this prospectus.

(4)

Based on 17,960,655 Class A Shares issued and outstanding and 266,416,928 Class A Shares that would be issuable upon redemption of 266,416,928 Class B Opco Units and 266,416,928 Class B Shares as of December 19, 2019.

(5)

Hess Corporation is the indirect parent company of HINDL. HINDL is the record holder of 133,208,464 Class B Opco Units and, as a result of its 50% indirect ownership interest in our general partner, beneficially owns 449,000 Class A Shares and 133,208,464 Class B Shares. Hess Corporation may, therefore, be deemed to beneficially own the Class B Opco Units and Class A Shares beneficially owned by HINDL.

(6)

GIP II Blue Holding Partnership, L.P. (“Blue Holding”) is the record holder of 133,208,464 Class B Opco Units and, as a result of its 50% indirect ownership interest in our general partner, beneficially owns 449,000 Class A Shares and 133,208,464 Class B Shares. The general partner of Blue Holding is GIP Blue Holding GP, LLC, a Delaware limited liability company (“Blue Holding GP”). Global Infrastructure GP II, L.P., a Guernsey limited partnership (“Global GP”) is the sole member of Blue Holding GP. Global Infrastructure Investors II, LLC, a Delaware limited liability company (“Global Investors” and, together with Global GP, Blue Holding GP and Blue Holding, the “GIP Entities”) is the sole general partner of Global GP.

Each time a selling shareholder sells any Class A Shares offered by this prospectus, such selling shareholder is required to provide you with this prospectus and, to the extent not described in this prospectus, a related prospectus supplement containing specific information about such selling shareholder and the terms of the Class A Shares being offered in the manner required by the Securities Act. The prospectus supplement, if required, will set forth the following information with respect to the applicable selling shareholder:

•	the name of the applicable selling shareholder;

•	the nature of any position, office or other material relationship that such selling shareholder has had within the last three years with us, our predecessors or any of our affiliates;

•	the number of Class A Shares owned by such selling shareholder prior to the offering;

•	the amount of Class A Shares to be offered for such selling unitholder’s account; and

•	the amount and (if one percent or more) the percentage of Class A Shares to be beneficially owned by such selling shareholder after the completion of the offering.

No offer or sale may occur unless the registration statement that includes this prospectus has been declared effective by the SEC and remains effective at the time the applicable selling shareholder offers or sells Class A Shares. We are required, under certain circumstances, to update, supplement or amend this prospectus to reflect material developments in our business, financial position and results of operations and may do so by an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.

The selling unitholders, each of which is an affiliate of the Company, are deemed to be “underwriters” within the meaning of the Securities Act, and, as a result, will be deemed to be making a primary offering of securities, indirectly, on our behalf.

PLAN OF DISTRIBUTION

The securities offered pursuant to this prospectus and any accompanying prospectus supplement may be sold in any of the following ways:

•	directly to one or more purchasers;

•	through agents;

•	through underwriters, brokers or dealers; or

•	through a combination of any of these methods of sale.

In addition, we may from time to time sell securities pursuant to available exemptions from the registration requirements under the Securities Act, rather than pursuant to this prospectus. In such event, we may be required by the securities laws of certain states to offer and sell securities only through registered or licensed brokers or dealers.

We will fix a price or prices of our securities at:

•	market prices prevailing at the time of any sale under this registration statement;

•	prices related to market prices; or

•	negotiated prices.

We may change the price of the securities offered from time to time.

Offers to purchase securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others. In this case, no underwriters or agents would be involved. We may use electronic media, including the Internet, to sell offered securities directly.

We, or agents designated by us, may directly solicit, from time to time, offers to purchase the securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act. We will name any agents involved in the offer or sale of the securities and describe any commissions payable by us to these agents in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements which may be entered into with us to indemnification by us against specific civil liabilities, including liabilities under the Securities Act. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

If we utilize any underwriters in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them. We will set forth the names of these underwriters and the terms of the transaction in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. We may indemnify the underwriters under the relevant underwriting agreement against specific liabilities, including liabilities under the Securities Act. The underwriters or their affiliates may be customers of, may engage in transactions with and may perform services for us or our affiliates in the ordinary course of business.

Agents could make sales in privately negotiated transactions and/or by any other method permitted by law, including sales deemed to be “at-the-market” offerings as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NYSE, the existing trading market for our Class A Shares, or sales made to or through a market maker other than on an exchange.

To the extent that we make sales through one or more underwriters or agents in “at-the-market” offerings, we will do so pursuant to the terms of a sales agency financing agreement or other “at-the-market” offering arrangement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to any such agreement, we will issue and sell Class A Shares through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell Class A Shares on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The agreement will provide that any Class A Shares sold will be sold at prices related to then prevailing market prices for such securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time. Pursuant to the terms of the agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of Class A Shares. The terms of each such agreement will be set forth in more detail in the applicable prospectus supplement and any related free writing prospectus. In the event that any underwriter or agent acts as principal, or any broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain, or otherwise affect the price of Class A Shares. We will describe any such activities in the prospectus supplement or any related free writing prospectus relating to the transaction.

If we utilize a dealer in the sale of the securities in respect of which this prospectus is delivered, we will sell those securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. We may indemnify the dealers against specific liabilities, including liabilities under the Securities Act. The dealers or their affiliates may also be our customers or may engage in transactions with, or perform services for us in the ordinary course of business.

A prospectus and accompanying prospectus supplement in electronic form may be made available on the web sites maintained by the underwriters. The underwriters may agree to allocate a number of securities for sale to their online brokerage account holders. Such allocations of securities for internet distributions will be made on the same basis as other allocations. In addition, securities may be sold by the underwriters to securities dealers who resell securities to online brokerage account holders.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

In connection with offerings of securities under the registration statement of which this prospectus forms a part and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

Sales by Selling Shareholders

This prospectus may also be used by selling shareholders that will in the future be identified in an applicable prospectus supplement in connection with resales, from time to time in one or more offerings, of our Class A Shares held by such selling shareholders as described in the applicable prospectus supplement. The applicable prospectus supplement will identify such selling shareholders, the terms of offering of Class A Shares and any material relationships we have with the selling shareholders. The selling shareholders may include certain of our affiliates. Selling shareholders may be deemed to be underwriters under the Securities Act in connection with our Class A Shares they resell and any profits on such sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise provided in an applicable prospectus supplement, the selling shareholders will receive all the proceeds from the sale of their Class A Shares. We may pay all expenses incurred with respect to the registration of the Class A Shares owned by such other selling shareholders, other than underwriting fees, discounts or commissions, which will be borne by the selling shareholders.

VALIDITY OF THE SECURITIES

In connection with particular offerings of the securities offered in this prospectus in the future, and if stated in the applicable prospectus supplements, the validity of the issuance of the securities and certain other legal matters will be passed upon for us by Latham & Watkins LLP, Houston, Texas. Legal counsel to any selling shareholders or underwriters may pass upon legal matters for such underwriters and will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements appearing in Hess Midstream Partners LP’s Annual Report (Form 10-K) for the year ended December 31, 2018, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Hess Infrastructure Partners LP at December 31, 2018 and 2017, and for each of the three years in the period ended December 31, 2018, appearing in Hess Midstream LP’s Current Report on Form 8-K dated December 17, 2019 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The supplemental consolidated combined financial statements of Hess Midstream LP at December 31, 2018 and 2017, and for each of the three years in the period ended December 31, 2018, appearing in Hess Midstream LP’s Current Report on Form 8-K dated December 17, 2019 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such supplemental consolidated combined financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Hess Midstream LP

7,500,000 Class A Shares Representing Limited Partner Interests

PROSPECTUS SUPPLEMENT

October 5, 2021

Joint Lead Bookrunners

J.P. Morgan	Citigroup
Goldman Sachs & Co. LLC	Morgan Stanley
MUFG	Wells Fargo Securities

Senior Co-Managers

BNP PARIBAS	DNB Markets	Mizuho Securities
Scotiabank	SMBC Nikko	TD Securities

Co-Managers

Barclays	BBVA	BTIG
Credit Agricole CIB		Loop Capital Markets